UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

Howard Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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3301 BOSTON STREET
BALTIMORE, MARYLAND 21224
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 26, 2021, AT 11:30 A.M.
The Annual Meeting of Stockholders (the “Meeting”) of Howard Bancorp, Inc. (“Howard,” “we,” “our” or the “Company”) will be held on Wednesday, May 26, 2021 at 11:30 a.m. (local time). As noted below, due to the health and safety concerns related to the coronavirus (COVID-19), the Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the Meeting as well as vote and submit your questions during the live audiocast of the meeting by visiting www.meetingcenter.io/296561436 and entering the control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials. The password to access the Meeting is HBMD2021. At the Meeting, you will be asked to consider and act upon the following matters:
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To elect (i) four Class I directors to serve for a three-year term, and (ii) one Class III director to serve for a two-year term;

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To approve, on a non-binding advisory basis, the compensation of our named executive officers;

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To ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2021; and

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To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record as of the close of business on April 1, 2021, are entitled to notice of and to vote at the Meeting or any adjournment or postponement of the Meeting.
Our Board of Directors and management is sensitive to the evolving developments associated with COVID-19, including government health directives to use social distancing and to limit the size of gatherings. The health and well-being of our employees, stockholders, directors, officers and other stakeholders are paramount. Your virtual attendance at the Meeting affords you the same rights and opportunities to participate as you would have at an in-person annual meeting. We intend to resume in-person meetings of our stockholders under normal circumstances.
Whether or not you plan to attend the Meeting, we urge you to vote now to make sure there will be a quorum for the Meeting. Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you request to receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or voting by telephone, you help us reduce postage and proxy tabulation costs. If you attend the meeting virtually over the Internet, you may continue to have your shares of common stock voted as instructed in a previously delivered proxy or you may electronically revoke your proxy and vote your shares of common stock via the Internet at the Meeting.
If you have questions pertaining to the foregoing, please contact us at (410) 750-0020.
By Order of the Board of Directors
/s/ Charles E. Schwabe

Charles E. Schwabe, Corporate Secretary
April 13, 2021
Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting: The Proxy Statement, proxy card and Annual Report on 10-K for the year ended December 31, 2020 are available free of charge at www.edocumentview/HBMD.com

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GENERAL INFORMATION
Introduction
Howard Bancorp, Inc. (“Howard,” “we,” “us,” “our” or the “Company”) is holding its 2021 Annual Meeting of Stockholders (the “Meeting”) on Wednesday, May 26, 2021 at 11:30 a.m. (local time). This proxy statement and the form of proxy relating to the Meeting are first being made available to stockholders on or about April 13, 2021.
Notice of Internet Availability
Again this year, pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to our stockholders over the Internet instead of mailing each of our stockholders paper copies of those materials. As a result, we will send our stockholders by mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote. The Notice is not a ballot or proxy card and cannot be used to vote your shares of common stock. The Notice also tells you how to access your proxy card to vote on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed or email copy of the proxy materials, please follow the instructions included in the Notice. You will not receive paper copies of the proxy materials unless you have previously requested to receive these materials by mail or you request the materials by following the instructions on the Notice. This process allows us to expedite our stockholders’ receipt of proxy materials, lower our costs of distribution and reduces the environmental impact of the Meeting.
Format of the Annual Meeting of Stockholders
This year, due to the public health and travel concerns our stockholders may have related to COVID-19 and the protocols that federal, state, and local governments have imposed on public gatherings, including current Maryland government health directives to use social distancing, our meeting will be conducted online, in a fashion similar to an in-person meeting. We designed the format of this year’s virtual annual meeting to ensure that our stockholders who attend our annual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Our board members and executive officers will attend the meeting and be available for questions.
Access to the Audio Webcast of the Meeting:   The live audio webcast of the meeting will begin promptly at 11:30 a.m. (local time). Online access to the audio webcast will open approximately 30 minutes prior to the start of the meeting to allow time for you to log in and test the computer audio system.
Attendance Instructions:   To attend the virtual meeting, go to www.meetingcenter.io/296561436 and enter the password HBMD2021. In order to vote during the Meeting, you will also need the 15-digit control number found on your Notice of Internet Availability, your proxy card or on the instructions that accompany your proxy materials.
Submitting Questions During the Meeting:   Stockholders may submit questions in real time during the Meeting at www.meetingcenter.io/296561436. We intend to respond to all questions submitted during the Meeting in accordance with the Meeting’s Rules of Conduct which are pertinent to the Company and the meeting matters, as time permits. The Rules of Conduct will be posted at the virtual annual meeting forum at www.meetingcenter.io/296561436. Responses to any such questions that are not addressed during the meeting will be published following the meeting on our website at www.howardbank.com under the link “Investor Relations.” Questions and responses will be grouped by topic and substantially similar questions will be grouped and responded to once.
Technical Assistance:   Online access to the webcast will be open 30 minutes prior to the start of the Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the meeting in advance or during the meeting time, please call 1-888-724-2416 (toll-free) or 1-781-575-2748 (international).
Stockholders Entitled to Vote
Stockholders of record at the close of business on April 1, 2021 (the “record date”), are entitled to notice of and to vote via the Internet at the Meeting or by proxy. On the record date, we had 18,782,399 shares of common stock issued and outstanding.

Purpose of the Meeting
The Meeting is being held to consider and act upon the following proposals:
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Proposal 1 — To elect (i) four Class I directors to serve for a three-year term, and (ii) one Class III director to serve for a two-year term;

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Proposal 2 — To approve, on a non-binding advisory basis, the compensation of our named executive officers (the “executive compensation proposal”); and

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Proposal 3 — To ratify the appointment of Dixon Hughes Goodman LLP (“Dixon Hughes Goodman”) as our independent registered public accounting firm for 2021 (the “auditor ratification proposal”).

Board Recommendations
Our Board of Directors recommends that you vote:
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“FOR” each Class I and Class III director nominee named in this proxy statement;

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“FOR” the executive compensation proposal; and

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“FOR” the auditor ratification proposal.

Broker Non-Votes
Generally, broker non-votes occur when shares held by a bank, broker or other nominee (which we collectively refer to as your “broker”) in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received timely voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.
If you do not provide your broker with voting instructions, then your broker only has discretionary authority to vote your shares on certain “routine” matters. We expect that Proposal 3 will be considered a routine matter and your broker will have discretionary authority to vote your shares on such proposal. Proposals 1 and 2 are not considered routine matters and your broker will not have discretionary authority to vote your shares on these matters.
Quorum
To conduct business at the Meeting, a quorum of stockholders must be present. The presence at the Meeting virtually or by proxy of the holders of record of a majority of our shares of common stock issued and outstanding and entitled to vote at the Meeting constitutes a quorum to transact business at the Meeting. Each share is entitled to one vote on each proposal. Abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum.
Required Vote
Assuming a quorum is present, the required vote for each proposal is as follows:
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Proposal 1:   The Class I and Class III director nominees will be elected by a plurality of the votes cast at the Meeting.

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Proposal 2:   The executive compensation proposal requires the affirmative vote of a majority of the votes cast, whether virtually present or represented by proxy at the Meeting.

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Proposal 3:   The auditor ratification proposal requires the affirmative vote of a majority of the votes cast, whether virtually present or represented by proxy at the Meeting.

Assuming a quorum is present, if you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your broker how to vote with respect to any proposal, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

All valid proxies that we receive will be voted in accordance with the instructions indicated in such proxies. As noted above, if you hold your shares in street name through a broker and you do not give voting instructions, your broker is not permitted to vote your shares on any proposal other than the auditor ratification proposal, which is the only routine proposal on the agenda. If no instructions are indicated in an otherwise properly executed proxy, it will be voted “FOR” each of the Class I and Class III director nominees named in this proxy statement, “FOR” the executive compensation proposal, and “FOR” the auditor ratification proposal. If any other matters are presented at the Meeting, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.
How to Vote
Stockholders of record can vote via the Internet at the Meeting or by proxy without attending the Meeting, as follows:
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Vote by Internet:   You may vote via the Internet 24 hours a day, seven days a week, by visiting www.investorvote.com/HBMD and following the instructions on the Notice or proxy card.

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Vote by Telephone:   You may vote via telephone 24 hours a day, seven days a week, by dialing the toll-free number on the instructions included on your Notice or proxy card and listening for further directions.

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Vote By Mail:   If you received a printed copy of this proxy statement, you may complete the enclosed proxy card and sign, date and return it in the enclosed postage-paid envelope.

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Vote by Internet During the Annual Meeting.   If you desire to vote via the Internet during the live audiocast of the Meeting, please follow the instructions for attending and voting at the Meeting posted at www.meetingcenter.io/296561436. The password to access the Meeting is HBMD2021. In order to vote, you will need the control number included in your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

If you hold your shares in street name through a broker, your broker will provide you with materials and instructions for voting your shares. you are the beneficial owner of shares held for you by a bank, broker or other nominee and you would like to vote your shares electronically during the Meeting, you must register in advance using the instructions below.
You will receive multiple Notices or printed copies of the proxy materials if you hold your shares in different ways (e.g., individually, by joint tenancy, through a trust or custodial account, etc.) or in multiple accounts. Please vote the shares represented by each Notice or proxy card you receive to ensure that all of your shares are voted.
How to Register to Attend the Meeting via Live Webcast
If you are a stockholder of record (your shares are registered in your own name with our transfer agent, Computershare), you do not need to register to attend the Meeting via live webcast. Please follow the instructions on the Notice or proxy card that you received.
If you hold your shares through an intermediary, such as a bank or broker, and you want to vote or ask a question at the Meeting you must register in advance to attend the Meeting via live webcast. Otherwise, you may enter the webcast as a guest. To register to attend the Meeting via live webcast as a stockholder you must submit a legal proxy reflecting your Howard Bancorp holdings along with your name and email address to our transfer agent, Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 19, 2021. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following:
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By Email.   Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

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By Mail.   Send to Computershare, Howard Bancorp, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Revoking Your Proxy
If you are a stockholder of record, you may revoke your proxy at any time before it is voted by:
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written notice to our Corporate Secretary, Charles E. Schwabe, at Howard Bancorp, Inc., 3301 Boston Street, Baltimore, Maryland 21224;

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by timely delivering a new valid proxy bearing a later date either by mail, electronic vote over the Internet or by telephone; or

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attending the Meeting virtually and voting via the Internet at the Meeting.

If you hold your shares in street name through a broker, you must contact your broker to revoke your proxy or change your vote.
Voting on Other Matters
The Board of Directors is not aware of any additional matters to be brought before the Meeting. If other matters do come before the Meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with their judgment on such matters.
Cost of Proxy Solicitation
Directors, officers and employees of the Company and its affiliates will solicit proxies primarily by mail, telephone and electronic delivery. They also may solicit proxies in person or by other means, but they will not receive any additional compensation for these efforts. We will pay all costs of solicitation of proxies. We will also reimburse banks, brokers, trustees and nominees for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares.

PROPOSAL 1: ELECTION OF DIRECTORS
Our bylaws provide that the number of directors may be increased or decreased by our Board of Directors. The number of directors is currently fixed at 15. However, effective upon the date of the Meeting, the size of the Board of Directors will be reduced to 13, as two of our directors will retire from the Board at the Meeting. Our directors are divided into three classes — Class I, Class II and Class III — with each class consisting of an equal number of directors, or as nearly equal as possible, serving three-year staggered terms. As a result, the terms of only approximately one third of our Board members expire at each annual meeting. The current terms of our Class I directors will expire at this year’s Meeting. The terms of our Class II directors will expire at the 2022 annual meeting and the terms of our Class III directors will expire at the 2023 annual meeting. The Board believes that the staggered terms of the Board help to assure the continuity and stability of our business strategies and policies. Each of our directors also serves as a director of our subsidiary bank, Howard Bank (the “Bank”).
Below is a chart of the Board of Directors, including the directors who have been nominated for election as a director at the Meeting, as indicated below (each a “Nominee”). All the persons listed below currently serve as directors:
Class	Name	Status	To Serve Until Annual Meeting in
I	Howard Feinglass John J. Keenan Robert D. Kunisch, Jr. Thomas P. O’Neill Kenneth C. Lundeen*	Nominee Nominee Nominee Nominee	2024
II	W. Gary Dorsch Michael B. High Paul I. Latta, Jr. Robert W. Smith, Jr. Donna Hill Staton	Continuing director Continuing director Continuing director Continuing director Continuing director	2022
III	Linda Singh** Richard G. Arnold James T. Dresher, Jr. Mary Ann Scully Jack E. Steil***	Nominee Continuing director Continuing director Continuing director	2023

*
Mr. Lundeen is retiring from our board of directors at the annual meeting and will not stand for re-election.

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Dr. Singh was appointed to the board of directors in 2020 in Class III and is required to stand for election at the annual meeting.

***
Mr. Steil is retiring from our board of directors at the annual meeting and will not stand for re-election.

Each Class I Nominee elected at the Meeting will be elected to serve for the period from his or her election until the annual meeting of stockholders to be held in 2024 and until his or her successor is duly elected and qualified. The sole Class III Nominee elected at the Meeting will be elected to serve for the period from her election until the annual meeting of stockholders to be held in 2023 and until her successor is duly elected and qualified.
Each Nominee has indicated a willingness to serve if elected. However, if any Nominee becomes unable to serve prior to the Meeting, a substitute or substitutes will be nominated by the Board of Directors, and those proxies voted for the original Nominee or Nominees will be voted for such substitute(s).
Nominees receiving a plurality of the votes cast at the Meeting in the election of directors will be elected as a director. Executed proxies received from holders of our common stock will be voted “FOR” the election of such nominees unless marked to the contrary. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore, will have no effect on the election of directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE CLASS I DIRECTOR NOMINEES AND THE CLASS III DIRECTOR NOMINEE.
Director Qualifications and Experience
Set forth below is certain information as of April 1, 2021 concerning the directors of the Company who will continue to serve as directors following the Meeting, including the Nominees and each current director whose term will continue after the Meeting. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.
DIRECTOR NOMINEES
Class I Director Nominees to serve until the 2024 Annual Meeting of Stockholders
Howard Feinglass
Mr. Feinglass, age 60, was appointed as a director of Howard Bancorp and Howard Bank upon completion of our merger with First Mariner on March 1, 2018. Mr. Feinglass previously served as a director of First Mariner since June 17, 2014. Mr. Feinglass is an investment professional and the founder of Priam Capital. Before founding Priam Capital in 2003, Mr. Feinglass managed the investments of a family office with more than $1 billion of assets under management and was also a principal in the private equity group of Odyssey Partners. Mr. Feinglass received an MBA from the University of California, Los Angeles and an A.B. from Brown University. Mr. Feinglass currently serves as a member of Howard Bank’s Asset Quality Committee and as a member of our Strategic Growth Initiatives Committee.
The Board of Directors believes that Mr. Feinglass’ qualifications for serving on our Board include his strong background in finance and his understanding of First Mariner as a result of being a member of its board of directors since 2014.
John J. Keenan
Mr. Keenan, age 67, has served as a director of Howard Bancorp and Howard Bank since 2014. Mr. Keenan is a retired KPMG LLP partner. Mr. Keenan joined KPMG in 1975 and worked there until his retirement in 2011, including serving as Managing Partner of KPMG’s Baltimore office from 1994 to 2005 and the Washington, DC office from 2005 to 2009 and as Partner-in-Charge of the audit practice for the Washington/Baltimore Business Unit from 2005 to 2011. Mr. Keenan is a certified public accountant and has extensive experience serving community banks, as well as companies in other industries. Given his experience as a partner at KPMG, Mr. Keenan also has knowledge in mergers and acquisitions, SEC rules and regulations, public offerings and internal control over financial reporting matters. He also serves on the boards of several not-for-profit entities, including Baltimore Center Stage, Episcopal Housing Corporation and Notre Dame of Maryland University. Mr. Keenan is currently Chair of our Audit Committee, a member of our Asset Liability Committee and Executive Committee and a member of the Asset Quality Committee of Howard Bank.
The Board of Directors believes that Mr. Keenan’s qualifications for serving on our Board include his extensive experience with financial accounting matters as well as his knowledge of the banking industry and securities regulation.
Robert D. Kunisch, Jr.
Mr. Kunisch, age 53, was appointed as President of Howard Bank and as a director of Howard Bancorp and Howard Bank upon completion of our merger with First Mariner on March 1, 2018. Mr. Kunisch previously served as President and Chief Operating Officer of First Mariner since June 17, 2014 and served as Chief Executive Officer of First Mariner since June 2017. Mr. Kunisch has spent his entire banking career in Maryland, beginning in 1990 at Mercantile-Safe Deposit and Trust Company and, later, its acquirer, PNC Bank. Mr. Kunisch held various management positions throughout his tenure with Mercantile and PNC. In

2008, Mr. Kunisch joined Wilmington Trust FSB as the Director of Commercial Banking. He later was promoted to President of Wilmington Trust, FSB  —  Maryland and assumed the additional responsibilities of running wealth management in Maryland, until it was acquired by M&T Bancorp in 2011. He began serving as a consultant to the First Mariner Bancorp board in 2012. He and Mr. Steil led the group of local Baltimore investors who acquired First Mariner in 2014.
Mr. Kunisch has served in the past as Chairman of Saint Ignatius Loyola Academy and a board member of various entities related to Catholic Charities. His past community involvement includes the United Way and the Independent College Fund. He is currently a trustee at Stevenson University and Director of the Maryland Bankers Association. Mr. Kunisch currently serves as a member of our Asset Liability Committee, our Executive Committee and as a member of the Asset Quality Committee of Howard Bank.
The Board of Directors believes that Mr. Kunisch’s qualifications for serving on our Board include his over 25 years of financial and banking experience as well as his understanding of First Mariner as a result of being a member of its board of directors since 2014.
Thomas P. O’Neill
Mr. O’Neill, age 68, was appointed as a director of Howard Bancorp and Howard Bank upon completion of our merger with Patapsco Bancorp, Inc. and Patapsco Bank on August 28, 2015. Mr. O’Neill previously served as a director of Patapsco Bancorp, Inc. and Patapsco Bank since 1995 (and served as its Chairman of the Board of Directors since August 1999). Between 2011 and 2017, he was a partner in the accounting firm of Hertzbach and Company. Before that, he was a managing director of RSM McGladrey, Inc. and the managing partner of the regional accounting firm of Wolpoff  & Company LLP, which merged with American Express Tax and Business Services in 1998. He joined Wolpoff as a staff accountant in 1974 and became a partner in 1983. Mr. O’Neill is a member of the American Institute of Public Accountants and the Maryland Association of Certified Public Accountants. He has served on the boards of many charitable and civic groups. He currently Chairs our Asset Liability Committee, is Vice Chair of our Compensation Committee and serves as a member of our Audit Committee, and Strategic Growth Initiatives Committee.
The Board of Directors believes Mr. O’Neill’s qualifications for serving on our Board include his experience in accounting, tax and real estate matters and his knowledge of Patapsco Bank’s business and operations as a result of his long tenure as a director of Patapsco Bank. In addition, Mr. O’Neill’s involvement in local charitable and civic groups has allowed him to develop strong ties to the community, which provide the Board with valuable insight regarding the business and consumer environment in the former Patapsco Bank’s local markets.
Class III Director Nominee to serve until the 2023 Annual Meeting of Stockholders
Linda Singh
Dr. Singh, age 56, was appointed as a director of Howard Bancorp and Howard Bank on November 10, 2020. Dr. Singh is the founder and Chief Executive Officer of Kaleidoscope Affect, LLC, founded in 2014, which provides leadership and management consulting as well as strategic advisory services for a variety of public and private sector clients. In January 2020, Dr. Singh was named the Interim Executive Director and Chief Executive Officer of TEDCO, a company focused on investing and helping to grow early-stage technology and life sciences companies to fuel economic development and growth, serving in that role for nine months until a permanent Chief Executive Officer was appointed. Dr. Singh, who retired from military service in 2019, enlisted in the Army National Guard and Army Reserves in 1981. Attaining the rank of Major General, Dr. Singh was named as the 29th Adjutant General of Maryland and served in that position from January 2015 to August 2019. As Adjutant General, Ms. Singh was responsible for the daily operations of the Maryland Military Department, which includes the Maryland Army National Guard, Maryland Air National Guard, Maryland Emergency Management Agency, and Maryland Defense Force. Dr. Singh also served as a Managing Director of Accenture for 21 years, where she headed the firm’s Health and Public Service North America Operating Unit upon her retirement in 2016.
Dr. Singh serves on the boards of directors of Easterseals DC MD VA and Headstrong, on the advisory board of Vital Guidance and Cybersecurity Forum Initiative as well as numerous other committees. Dr. Singh personally mentors, coaches and speaks on leadership, diversity, adversity, career transition, and issues that impact women and veterans in the workplace. She holds a bachelor’s degree in business, a Master of Business Administration, a Master of Strategic Studies, and a Ph.D. in Industrial and Organizational Psychology. She is the author of “Moments of Choice: My path to leadership” and the recently released “What’s in Your Box? Designing the Life You Want”.
Dr. Singh is a certified Project Management Professional (PMP), Professional Certified Coach (PCC), Gallup Strengths Coach, and John Maxwell certified trainer and speaker. She has received numerous awards, among them are the 2013 Diversity MBA Top 100 under 50 Diverse Emerging Leaders, The Network Journal 25 Influential Black Women in Business Award for 2014, and the Ellis Island Medal of Honor for 2015. She was also inducted into the Maryland Women’s Hall of Fame in March 2015. She was also featured on the Today Show for her history-making leadership team and named as one of InStyle’s Badass 50 in July 2019. Dr. Singh is currently a member of our Compensation Committee and the Asset Quality Committee of the Bank.
The Board of Directors believes that Dr. Singh’s qualifications for serving on our Board include her over 30 years of leadership, consulting, and systems integration experience in addition to her significant military leadership roles.
CONTINUING DIRECTORS
Class III Directors to serve until the 2023 Annual Meeting of Stockholders
Richard G. Arnold
Mr. Arnold, age 59, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since its formation in 2004. Mr. Arnold is the Vice President and co-owner of The John E. Ruth Company, Inc., a plumbing and heating firm, having served in that capacity since 1983, and is the Managing Member, Vice President, and co-owner of Madison Mechanical Contracting LLC. He is also the Managing Member, maintains ownership in, and is active in the management of various real estate holdings. Mr. Arnold is currently a member of our Asset Liability Committee and Chair of the Asset Quality Committee of the Bank.
The Boards of Directors believes that Mr. Arnold’s qualifications for serving on our Board include his many years of active involvement with our boards of directors, his experience owning and operating small businesses in our market area, his experience in real estate and real estate development, and being a life-long member of our community, which provides long standing affiliations with local businesses.
James T. Dresher, Jr.
Mr. Dresher, age 72, was appointed as a director of Howard Bancorp and Howard Bank upon completion of our merger with First Mariner Bank on March 1, 2018. Mr. Dresher previously served as a director of First Mariner beginning in June 2014. He is currently the Founder/Chief Executive Officer of Skye Asset Management, LLC, headquartered in Baltimore, a position he has held since 2012. Beginning in 1972, Mr. Dresher developed and co-owned twelve McDonald’s restaurants. During his 18-year career with McDonald’s, he served in many regional and national leadership positions and won numerous awards for operational excellence. In 1995, Mr. Dresher founded Skye Hospitality, an entity that developed, owned, and managed ten hotels in the Baltimore region, including six Marriott and Hilton hotels which were sold in 2012.
Mr. Dresher currently serves on the boards of Johns Hopkins Hospital, Johns Hopkins Health System, and Johns Hopkins Bayview Medical Center, where he just concluded seven years as Chairman. Mr. Dresher formerly served on the board of the Greater Baltimore Committee and was a founding member of Baltimore’s Ronald McDonald House. He currently serves as a member of our Governance and Nominating Committee.
The Board of Directors believes that Mr. Dresher’s qualifications for serving on our Board include his experience in operating businesses throughout Maryland, his knowledge of the role a bank plays in serving small to middle-market companies in the region and his understanding of First Mariner as a result of being a member of its board of directors since 2014.

Mary Ann Scully
Ms. Scully, age 68, has served as a director, Chairman of the Board, and as Chief Executive Officer of Howard Bancorp since December 2005. She was an organizing director of and has served as a director and as the Board Chairman, and Chief Executive Officer of Howard Bank since its founding in 2004. Ms. Scully was employed by Allfirst Bank (formerly known as The First National Bank of Maryland and now known as M&T Bank) from 1973 through April 2003. She served as Executive Vice President for Regional Banking from June 2001 through April 2003, Executive Vice President for Community Banking from January 2000 through June 2001, Senior Vice President for Strategic Planning from 1998 to 2000, Senior Vice President for Mergers and Acquisitions from 1996 to 1998, and Senior Vice President of International Banking from 1984 to 1996.
Ms. Scully is a trustee of the Enoch Pratt Library, Loyola University of Maryland, Mount St Joseph College high school and serves as Vice Chair of the Greater Baltimore Committee. She is also a trustee for the Community Foundation of Howard County Real Estate board, the Inner Arbor Trust. She is a past president of the board of Catholic Charities, past chair of The Community Foundation of Howard County and past chair of the Maryland Bankers Association, as well as a past board member of the Baltimore Federal Reserve and served as a Community Advisory board member for the FDIC. She also was a member of the Maryland Economic Development and Business Climate Commission. She is a 2007 graduate of Leadership Maryland.
Ms. Scully has been recognized publicly for her achievements in business and for her works in the community. In 2018, she received the Industrialist of the Year award from the Baltimore Museum of Industry. She was an EY regional entrepreneur winner in 2017 and was recognized as one of the Power 10 in greater Baltimore by the Baltimore Business Journal. She was named one of the Top 25 Women to Watch in Banking by American Banker newspaper in 2016 and 2017. In 2012, 2015 and 2016, she was named a Most Admired CEO and was a winner of a 2012 Trailblazer Award presented by the Baltimore Center Club. In 2008, 2012 and 2016, she was named an Influential Marylander by The Daily Record, and in 2002, 2005 and 2007, she was recognized as one of Maryland’s Top 100 Women by the newspaper. She is a Loyola University Alumni laureate and a Seton Hill University Distinguished Alumna.
Ms. Scully currently serves as Chair of the Executive Committee of the boards of directors of both Howard and Howard Bank and as a member of our Strategic Growth Initiatives Committee and Asset Liability Committee. She has led us through seven equity and three debt raises and five business combinations since 2005.
The Board of Directors believes that Ms. Scully’s qualifications for serving on our Board include her extensive knowledge of our history, business and operations, as well as of the banking industry in general and the risks facing the industry. Ms. Scully has gained valuable insight into the Bank and the industry as a result of her long tenure with the Bank both as a director and in her executive officer positions as well as her previous extensive experience at other banks and her being active in several banking associations, including as a past Chair of the Maryland Bankers Association. The Board of Directors also believes that her personal and business affiliations in our market areas also qualify her to sit on the Board of Directors, and that it is beneficial to have an executive officer, who is familiar with our day-to-day operations serving on the Board of Directors, which provides the Board of Directors with a management perspective that helps them successfully oversee Howard and Howard Bank.
Class II Directors to serve until the 2022 Annual Meeting of Stockholders
W. Gary Dorsch
Mr. Dorsch, age 69, was appointed as a director of Howard Bancorp and Howard Bank upon completion of our merger with First Mariner on March 1, 2018. Mr. Dorsch previously served as a director of First Mariner since June 17, 2014. He has served as President of Keyser Capital, LLC, a private equity and real estate investment company and wholly owned subsidiary of Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), since January 2007. In 1999, Mr. Dorsch founded and currently co-manages Allegiance Capital LP, a licensed small business investment company. Before Allegiance, he spent 24 years with Bank of America and its predecessor banks in Maryland. Mr. Dorsch is Chairman of the Board of Managers of Triangle Sign and Service, LLC, a commercial sign company. Mr. Dorsch spent more than a decade on the board of Maryland

529 (formerly College Savings Plans of Maryland) where he was chairman of the audit and finance committee. Mr. Dorsch received his Bachelor of Science degree from Towson University and received his MBA from Loyola University Maryland. He currently serves as a member of our Audit Committee and a member of our Asset Liability Committee and as a member of the Asset Quality Committee of Howard Bank.
The Board of Directors believes that Mr. Dorsch’s qualifications for serving on our Board include his deep understanding of the private equity and real estate investments markets, his almost quarter-century of executive, service and board leadership experience and his understanding of First Mariner as a result of being a member of its board of directors since 2014.
Michael B. High
Mr. High, age 72, was appointed as a director of Howard Bancorp and Howard Bank upon completion of our merger with First Mariner on March 1, 2018. Mr. High previously served as a director of First Mariner since June 17, 2014. With more than 40 years of banking experience, since February 2009, he has been a partner at Patriot Financial Partners LP, a private equity firm that primarily invests in banks and bank holding companies and as an employee of Patriot Financial Managers LLC. His career experience includes senior management positions at Harleysville National Corporation, Progress Financial Corporation, CoreStates Financial Corporation and Meritor Savings Bank. Mr. High is a Certified Public Accountant in the Commonwealth of Pennsylvania (currently inactive) and holds a Bachelor of Science degree in Accounting from the Smeal College of Business Administration at The Pennsylvania State University. Mr. High currently serves as a member of our Audit Committee, the Asset Liability Committee and the Strategic Growth Initiatives Committee.
The Board of Directors believes that Mr. High’s qualifications for serving on our Board include his over 40 years of financial, banking and private equity experience as well as his board membership at three other financial institutions.
Paul I. Latta, Jr.
Mr. Latta, age 77, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since its formation in 2004. Mr. Latta serves as Managing Member of ERIS Technologies LLC, a company developing 3-D software solutions for managing emergency situations, a position he has held since 2012. Before that Mr. Latta served as a Senior Vice President of The Rouse Company, a real estate development firm from 1968 to 1999. He currently serves as a member of our Compensation Committee, Audit Committee, Governance and Nominating Committee and Strategic Growth Initiatives Committee.
The Board of Directors believes that Mr. Latta’s qualifications for serving on our Board include his extensive knowledge of the real estate industry and his understanding of Howard and Howard Bank as a result of being a member of our boards of directors since their inception.
Robert W. Smith, Jr.
Mr. Smith, age 69, has served as a director of Howard Bancorp and Howard Bank since 2012. Mr. Smith is a practicing attorney and has been a partner at the law firm of DLA Piper LLP (US) since 1983. He has served in many leadership roles at DLA Piper, including being a member of the firm’s executive committee and acting as a national and global practice group leader. Mr. Smith also has served on the boards of several not-for-profit entities and is presently a member of the board of Baltimore Center Stage. Mr. Smith serves as our Lead Independent Director and currently serves as a member of our Compensation Committee, Governance and Nominating Committee, Executive Committee and Strategic Growth Initiatives Committee.
The Board of Directors believes that Mr. Smith’s qualifications for serving on our Board include his legal background and significant experience in working with public companies and advising boards of directors on legal, governance and transactional matters, his management experience based on his responsibilities as global practice chair at DLA Piper, his significant experience with strategic transactions and his knowledge of governance principles and board matters based on his service and leadership positions with not-for-profit boards.

Donna Hill Staton
Ms. Hill Staton, age 63, has served as a director of Howard Bancorp and Howard Bank since 2009. Ms. Hill Staton is an attorney and member of the Maryland Bar since 1982. She is a co-founder and principal of the strategic advice and crisis mediation consulting firm, Decision Point Strategy Group, LLC, and a founding partner of the law firm, Staton & Nolan, LLC, d/b/a Decision Point Law, a position she has held since 2017.
Following the completion of a federal judicial clerkship with the Hon. J. Joseph Howard, Ms. Hill Staton joined the law firm of Piper & Marbury, LLC (now DLA Piper) where she was elected partner in 1993. Her commercial litigation practice included the representation of financial institutions and other businesses in state and federal courts and commercial arbitrations. After a period of service as a Maryland circuit court judge, Ms. Hill Staton was appointed Deputy Attorney General of the State of Maryland, a position she held from 1997 until 2006. As Deputy Attorney General, she assisted the Attorney General with supervision of an office of nearly 600 employees, a multi-million-dollar budget and responsibility for the delivery of legal advice, counsel and representation of all branches of Maryland government; enforcement of the state’s antitrust, consumer protection and securities laws; criminal investigations; and representation of the State in all criminal appellate appeals. For 14 months, beginning in December 2015, Ms. Hill Staton returned to the office as Deputy Attorney General in a different administration.
Ms. Hill Staton is member of the George Washington University Board of Trustees. She is also a former trustee of the Client Protection Fund and has served on the Maryland State Board of Education and on the boards of the Howard County Bar Foundation, the Baltimore Education Scholarship Trust and Leadership Howard County, among others. She is a graduate and former director of Leadership Howard County, and the recipient of numerous professional and civic honors and awards, including recognition as one of Maryland’s Top 100 Women by the Daily Record, Women of Achievement in Maryland History, the Daily Record Leadership in Law Award, Towson University’s Distinguished Black Marylanders Award and the Alliance of Black Women Attorneys Legacy and Trailblazer awards. Ms. Hill Staton is a graduate of Princeton University and the George Washington University School of Law. Ms. Hill Staton chairs our Governance and Nominating Committee and is a member of our Compensation Committee.
The Board of Directors believe that Ms. Hill Staton’s qualifications for serving on our Board include her legal background working with and representing businesses, regulators and legislative bodies, her management experience, civic leadership and her knowledge of governance principles gained from service on government and not-for-profit boards and commissions.

EXECUTIVE OFFICERS
The following describes the business experience of our executive officers who are not also directors of Howard Bancorp.
Robert L. Carpenter, Jr.,
Mr. Carpenter, age 67, serves as Executive Vice President and Chief Financial Officer of Howard Bank.
Mr. Carpenter spent ten years, from 1993 until 2003, with Allfirst Financial, Inc., a public bank holding company, and Allfirst Bank, before it was acquired by M&T Bank in 2003. He served in various officer roles while at Allfirst, including as Executive Vice President and Controller. After Allfirst, he went on to serve as Controller at the Wall Street Institute International, a private equity-owned company headquartered in Baltimore from 2006 until 2010, and served as Interim Controller at Bay Bancorp, Inc., a public bank holding company, and Bay Bank from 2013 until 2014. He then served as Chief Financial Officer, from November 2014 until July 2017, and as acting Co-Chief Executive Officer, from October 2016 until July 2017, at DCB Bancshares, Inc. and Damascus Community Bank. From February 2018 to July 2019, he served as Chief Financial Officer for Maryland Financial Bank and served as co-trustee of MFB Dissolution Trust, the liquidating trust for Maryland Financial Bank.
Mr. Carpenter has more than 30 years of financial services experience and is a Certified Public Accountant. He holds a Bachelor of Science Degree in Accounting and is a Certified Public Accountant in the State of Maryland.
Joseph F. Howard
Mr. Howard, age 41, serves as Executive Vice President, General Counsel and Chief Human Resources Officer of Howard Bank, positions he has held since 2018. He began his banking career with First Mariner Bank in 2007 as Deputy Counsel and served as General Counsel and Secretary from 2013 until 2018.
Mr. Howard is licensed to practice law in the state of Maryland. He is on the Board of Directors for the Baltimore Chapter of the Association of Corporate Counsel and is active in the Maryland Bar Association.
Mr. Howard is a graduate of the University Of Baltimore School Of Law, Cum Laude, and received his undergraduate degree in Political Science from the University of Maryland. Upon graduation from law school, Mr. Howard served as a law clerk to the Honorable Lynn K. Stewart of the Circuit Court of Baltimore City, Maryland.
Thomas (Randy) Jones
Mr. Jones, age 55, serves as Executive Vice President and Chief Credit Officer of Howard Bank, positions he has held since March 1, 2018. Before that, he served as Chief Credit Officer for First Mariner from 2014 until our acquisition of First Mariner in March 2018.
Prior to joining First Mariner, Mr. Jones was a Credit Analyst for Mercantile-Safe Deposit and Trust Company. During the course of his career he has held positions in Credit, Commercial Lending and Loan Review. After the acquisition of Mercantile Bankshares by PNC in 2006, he served as the Maryland Market Credit Executive of PNC for seven years before joining First Mariner Bank in 2014 as Chief Credit Officer.
Mr. Jones has over 26 years of commercial banking experience in Maryland.
Steven (Drew) McKone
Mr. McKone, age 54, serves as Executive Vice President and Chief Deposit Officer of Howard Bank, positions he has held since May 22, 2019. Mr. McKone oversees all aspects of our branch network and our consumer lending department.
Before joining Howard Bank, Mr. McKone was Director of Retail Banking for First Mariner Bank from February 29, 2016 until March 1, 2018. Before that he was Chief of Staff for the Maryland Department of Human Resources from February 1, 2015 until February 28, 2016.

He is a former Lieutenant Colonel in the United States Marine Corps. He came to Howard with more than 20 years of banking experience. He has also held various management positions at both Capital One Bank and M&T Bank in the Baltimore/DC metropolitan area. He holds an Executive Master’s Degree in Leadership from Georgetown University, and has a Bachelor of Arts, History and Psychology from Virginia Military Institute, Lexington.
Steven M. Poynot
Mr. Poynot, age 42, serves as Executive Vice President and Chief Information Officer of Howard Bank, positions he has held since November 2018. Before that, Mr. Poynot served as our Chief Administrative Officer from March 1, 2018 until November 1, 2018. Before our merger with First Mariner, Mr. Poynot served as the Chief Credit Officer for Howard Bank from December of 2014 until March 1, 2018. Before moving into a Senior Management role at Howard Bank, Mr. Poynot was a Relationship Manager focused on growing the commercial customer portfolio with a mix of commercial businesses as well as commercial real estate clients. Prior to joining Howard Bank, Mr. Poynot was a member of the Commercial Real Estate Lending group for Mercantile-Safe Deposit & Trust Company (Now PNC Bank), located in Baltimore, MD.
Mr. Poynot currently serves on the Board of the House of Ruth and as Vice Chair of the Howard County Spending Affordability Committee. He served for ten years on the Board of The Howard County Arts Council (President & Treasurer), a Board member of The Bright Minds Foundation (the educational foundation for the Howard County Public Schools), and he is a past member of various committees for Leadership Howard County.
He is a 2011 graduate of Leadership Howard County, and has been recognized as a Next Leader in Banking from the MBA, Howard County’s Finest 39 under 39 from the Cystic Fibrosis Foundation, and the Baltimore Business Journals 40 under 40.
Mr. Poynot has over 20 years of banking experience in Maryland.
Charles E. Schwabe
Mr. Schwabe, age 65, serves as our Executive Vice President and Secretary and as Executive Vice President, Chief Risk Officer and Secretary of Howard Bank. Mr. Schwabe has served as our Executive Vice President and Secretary since December 2005 and as Executive Vice President and Secretary of Howard Bank since the founding of Howard Bank in 2004, and he was appointed Chief Risk Officer in December 2014. He previously served as Chief Administrative Officer, Chief Information Officer, Information Security Officer, Compliance Officer and Chief Operational Risk Officer of the Bank from the founding of the Bank in 2004 until December 2014. Mr. Schwabe provides leadership for the assessment and management of enterprise risk which encompasses compliance and operational risk, cyber and information security risk, internal auditing and internal controls.
Prior to joining the organizing group for Howard Bank, he was employed by Allfirst Bank (now M&T Bank) from 1988 through April 2003. He served as Senior Vice President and Manager for the Customer Relationship Management Program as well as the Strategy and Planning Director for the Technology, eCommerce and Operations Division. At Allfirst Bank, he was also Vice President of Strategic Planning for the Mergers and Acquisitions Division and Vice President and Group Marketing Head for small business and retail product development and management. Prior to working at Allfirst Bank, he was a consultant and senior manager for a marketing firm that specialized in the health care and financial services industries.
Mr. Schwabe is a Trustee of Baltimore Center Stage, the nationally recognized State Theater of Maryland located in Baltimore, and he serves on the Board of Directors of MBA Solutions, a subsidiary of the Maryland Bankers Association, and was Chairman of the Board from 2013 to 2015. Mr. Schwabe also serves on the Community Reinvestment Act (CRA) Advisory Board for CRA Partners (a division of Senior Housing Crime Prevention Foundation) based in Memphis, Tennessee. He has served as President and Chairman of the Columbia Festival of the Arts Board of Trustees, President of the Baltimore Chapter of the American Marketing Association, and Chair of Catholic Charities of Baltimore’s Our Daily Bread Employment Center Gala Committee.

Mr. Schwabe has over 30 years of banking management experience and another seven years as a marketing strategy consultant to the banking, retail and business services industries.
Frank K. Turner, Jr.
Mr. Turner, age 65, serves as Executive Vice President and Chief Commercial Banking Officer of Howard Bank. He joined the Bank in 2013, and served as Executive Vice President, head of Commercial Banking for Baltimore, until he assumed his current role in November 2018. He is responsible for all commercial business development and relationship management in the Howard Bank footprint. Mr. Turner began his career in banking over 40 years ago with the Mercantile Bank. During his career, he has many years of broad banking experience including in corporate, small business and credit. He joined PNC in 2007 as a result of the merger between PNC and Mercantile Bankshares Corporation and served as an Executive Vice President for Corporate Banking in the Greater Maryland region.
Mr. Turner serves in various capacities with a number of non-profit organizations including as a board member of the Cristo Rey Jesuit High School.
A seasoned executive, Mr. Turner has over 40 years of banking experience.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act requires us to give stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”). Accordingly, we are asking you to approve the compensation of our named executive officers as described under “Compensation of Directors and Executive Officers” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. This vote provides stockholders with the opportunity to endorse or not endorse the compensation of our named executive officers.
The Board of Directors believes that our executive compensation program is reasonable in comparison to both similarly sized companies in our industry and our performance. We also believe that our executive compensation programs and policies appropriately align named executive officers’ incentives with stockholder interests and are designed to attract and retain high quality executive talent. We also believe that both Howard and our stockholders benefit from responsive corporate governance policies and dialogue.
The Board of Directors recommends stockholders vote “FOR” the proposal through the following resolution:
RESOLVED, that the compensation paid to our named executive officers, as disclosed in our Proxy Statement for the 2021 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion, is hereby approved.
Approval of the non-binding, advisory proposal regarding the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on the matter, whether via the Internet at the Meeting or represented by proxy. For purposes of the vote on this proposal, abstentions and broker non-votes will have no effect on the outcome of this proposal.
Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board or the Compensation Committee, or create or imply any additional fiduciary duty on the Board. It will also not affect any compensation paid or awarded to any executive. The Board of Directors and our Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU “FOR” APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Dixon Hughes Goodman, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2021. Dixon Hughes Goodman audited our consolidated financial statements for 2020, 2019, 2018 and 2017. Representatives of Dixon Hughes Goodman are expected to be present at the Meeting and be available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire.
If our stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Dixon Hughes Goodman and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.
Ratification of Dixon Hughes Goodman LLP requires the affirmative vote of a majority of the votes cast on the matter, whether via the Internet at the Meeting or represented by proxy. For purposes of the vote on this proposal, abstentions and broker non-votes will have no effect on the outcome of this proposal
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.
Audit Committee Report
The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls established by management and the Board, and the independence and performance of the Company’s audit process.
The Audit Committee has:
(1)
reviewed and discussed with management the audited financial statements included in our Annual Report on Form 10-K;

(2)
discussed with Dixon Hughes Goodman LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, as amended: Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and has received the written disclosures and the letter from Dixon Hughes Goodman LLP, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence; and

(3)
discussed with Dixon Hughes Goodman LLP its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Dixon Hughes Goodman LLP is compatible with the auditor’s independence.
Submitted by the Audit Committee:
John J. Keenan, Chairman
W. Gary Dorsch
Michael B. High
Paul I. Latta, Jr.
Thomas P. O’Neill
Fees to Independent Registered Public Accounting Firm
The following is a summary of the fees billed to us by Dixon Hughes Goodman for professional services rendered for the years ended December 31, 2020 and 2019.

Audit fees.   The aggregate amount of fees billed by Dixon Hughes Goodman for services provided in connection with the audit of our financial statements for the years ended December 31, 2020 and 2019 was $288,850 and $226,000, respectively.
Audit-Related Fees.   The aggregate amount of fees billed by Dixon Hughes Goodman for assurance and related services that are reasonably related to the audit or review of our financial statements for the years ended December 31, 2020 and 2019 that are not included under “Audit Fees” above were $29,250 and $25,000, respectively.
Tax fees.   The aggregate amount of fees billed by Dixon Hughes Goodman for services provided in connection with tax preparation, tax compliance, tax planning and tax advice for the years ended December 31, 2020 and 2019 was $52,825 and $32,000, respectively.
All Other Fees.   There were no other professional services provided by Dixon Hughes Goodman during the years ended December 31, 2020 and 2021.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee approves the engagement before the Company or Howard Bank engages the independent registered public accounting firm to render any audit or non-audit services, except under the de-minimis exception as detailed under the “Audit Committee” description above.

CORPORATE GOVERNANCE
General
Our Board of Directors met nine times during 2020. All members of the Board of Directors attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during 2020.
There are currently six standing committees of our Board of Directors:
•
Asset-Liability Committee

•
Audit Committee

•
Compensation Committee

•
Executive Committee

•
Governance and Nominating Committee

•
Strategic Growth Initiatives Committee

Code of Conduct and Corporate Policies
The Board of Directors is committed to fulfilling its responsibilities to stockholders and other stakeholders consistent with sound corporate governance policies that incorporate the best contemporary standards and practices. Among other polices, we have adopted a code of conduct that applies to our employees, including our Chief Executive Officer, our President and our Chief Financial Officer, and a separate code of conduct that applies to our non-employee directors. These policies provide our directors, senior management and all our employees with a framework that defines responsibilities, sets high standards of professional and personal conduct, and promotes compliance with the various financial, ethical, legal and other obligations and responsibilities applicable to the Company.
Our codes of conduct and other corporate governance policies can be viewed at Howard Bank’s website, www.howardbank.com, under Investor Relations — Corporate Overview — Governance Documents.
Director Independence
Our Board of Directors, in coordination with our Governance and Nominating Committee, evaluated the relevant relationships between each director and director nominee (and his or her immediate family members and affiliates) and Howard and our subsidiaries and affirmatively determined that all of our directors and director nominees are “independent” under the rules and listing standards of the Nasdaq Stock Market, LLC (“Nasdaq”), except for Mr. Kunisch, Ms. Scully and Mr. Steil, due to their employment with Howard. In making this determination, the Board of Directors considered the transactions and relationships disclosed under “Certain Relationships and Related Transactions” below.
Board Leadership Structure; Lead Independent Director
The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board because the Board believes it is in our best interests for the Board to make that determination based on the membership of the Board. Currently, our Chief Executive Officer also serves as the Chairman of our Board. We believe this leadership structure is most appropriate for us because we believe having our Chief Executive Officer serve as Chairman fosters an alignment of various leadership duties and allows the person most familiar with all aspects of our day to day operations to lead the Board, which we believe enhances accountability and effectiveness.
In accordance with our policy on Corporate Governance Principles, during such times when the Chairman of the Board is a member of our management, the Board must appoint a Lead Independent Director. Mr. Smith currently serves as our Lead Independent Director. The Lead Independent Director shall provide a source of Board leadership complementary to, collaborative with and independent of the leadership of the Chairman. In this role, he may call and preside over executive sessions of the independent directors, without management present, as he deems necessary, and has power to provide formal input on the agenda for meetings of the Board.
The Lead Independent Director also provides leadership to and reports to the Board and is focused on enhancing effective corporate governance, provides a source of Board leadership complementary to, collaborative with and independent of the leadership of the Board Chair/CEO, and promotes best practices and high standards of corporate governance.
Board’s Role in Risk Oversight
The Board has an active role in overseeing and monitoring our risk management processes. The Board has appointed a Chief Risk Officer responsible for the strategic management of all enterprise risk — credit, compliance, operational, cyber and physical security. The Board regularly reviews information regarding our asset quality, securities portfolio, capital, liquidity, compensation, financial reporting, strategic plan, products, security and operations. The Board also oversees the risk management process through correlated committee processes and through Board management of, and/or participation in, these committees.
The Compensation Committee is responsible for overseeing the management of risks related to our executive and non-executive compensation plans. The Audit Committee has responsibility for oversight of financial reporting, information technology, security and regulatory risks. The Governance and Nominating Committee manages risk associated with the Board, including independence, nomination and competence of the directors. The Asset Liability Committee is responsible for oversight of the management of risks associated with our policies and procedures related to financial management, interest rate sensitivity, liquidity, investment and capital.
We also have an outsourced internal audit provider that reports to the Audit Committee. On an annual basis, or more frequently if required, the Audit Committee approves a schedule of internal reviews and audits for this firm to complete. This firm reports the findings from these reviews and audits to the Audit Committee on at least a quarterly basis. The Chair of the Audit Committee makes a full report of each finding to the full Board of Directors.
Cyber and Information Security.   With respect to cybersecurity and information security, the Board has established information security goals as defined in our overall strategic business plan. To increase the probability of achieving these goals, the board has addressed cybersecurity risk tolerances as part of our overall risk appetite statement. The Board periodically reviews the risk appetite and associated tolerances and may adjust them to adapt to changing conditions and/or strategic goals. While our Board of Directors oversees our cybersecurity risk management, management is responsible for the day-to-day cybersecurity risk management processes. Threats from cyber-attacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. Our systems and those of our customers and third-party service providers are under constant threat, and it is possible that we could experience a significant event in the future. While we believe that our cybersecurity programs are appropriate and have been effective to prevent material incidents thus far, risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by us and our customers.
We use a variety of tools to continually monitor our threat environment, including a monthly review of information security matters by our Audit Committee. Our staff receives formal annual information security training and we also use regular simulated phishing attacks for training purposes, with remediation exercises for any failures. We maintain a standalone cyber insurance policy that is intended to defray the costs of an information security breach. Our information security program is independently audited no less than annually and we engage a third party to perform monthly security testing.
Environmental, Social and Governance (ESG).   Our Board of Directors understands its role as stewards of long-term corporate performance, and that the Board of Directors has a critical role to play in ensuring that we are aware of, and able to navigate, the evolving risk and opportunities related to ESG matters. Therefore, the Board of Directors has designated the Governance and Nominating Committee to assist and advise and make recommendations to the Board of Directors with respect to our ESG risks and ESG initiatives, policies and strategy. In this role, our Governance and Nominating Committee receives reports from our management-level ESG committee. Additional information regarding our ESG practices and strategies is included in our ESG Report, a copy of which can be viewed at Howard Bank’s website, www.howardbank.com, under Investor Relations — Corporate Overview — ESG Reporting. Our ESG Report is not incorporated by reference into this proxy statement.
Committees of the Board of Directors
Director	Audit	Compensation	Governance and Nominating	Asset- Liability	Executive	Strategic Growth Initiatives
Richard G. Arnold				•
W. Gary Dorsch	•			•
James T. Dresher, Jr.			•
Howard Feinglass						•
Michael B. High	•			•		•
Donna Hill Staton		•	• C
John J. Keenan	• C			•	•
Robert D. Kunisch, Jr.				•	•
Paul I. Latta, Jr.	•		•			•
Kenneth C. Lundeen		• C			•	•
Thomas P. O’Neill	•			• C		•
Mary Ann Scully				•	• C	• C
Linda Singh
Robert W. Smith, Jr.			•		•
Jack E. Steil
• = Member
C = Chair
Audit Committee
We have an Audit Committee that monitors, among other things, the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, our internal audit function, our system of internal controls, our financial reporting and disclosure controls and our compliance with legal and regulatory requirements. The Audit Committee is responsible for the appointment, retention and oversight of our independent registered public accounting firm. The Audit Committee has the full power and authority to perform the responsibilities of a public company audit committee under applicable law, regulations, NASDAQ listing rules and public company custom and practice.
The Board has adopted a written charter for the Audit Committee, a copy of which can be viewed at Howard Bank’s website, www.howardbank.com, under Investor Relations — Corporate Overview — Governance Documents. The Audit Committee is currently comprised of the members noted in the chart above. Each member of the Audit Committee is independent, as determined under SEC Rule 10A-3 and Nasdaq listing standards. During 2020, the Audit Committee met seven times. The Board has determined that Mr. Keenan is an “audit committee financial expert” as that term is defined by the rules and regulations of the SEC.
The Audit Committee is also responsible for the pre-approval of all non-audit services provided by our independent registered public accounting firm. Non-audit services are only provided by our auditors to the extent permitted by law. Pre-approval is required unless a “de minimis” exception is met. To qualify for the “de minimis” exception, the following requirements must be satisfied: (a) the aggregate amount of all such non-audit services provided to us must constitute not more than five percent of the total amount of revenues paid by us to our independent registered public accounting firm during the fiscal year in which the non-audit services are provided, (b) such services must not have been recognized by us at the time of the engagement to be non-audit services, and (c) the non-audit services must be promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approval has been delegated by the Audit Committee.
Compensation Committee
We have a Compensation Committee that, among other things, assists, advises and makes recommendations to the Board on executive and director compensation matters.
The Board has adopted a written charter for the Compensation Committee, a copy of which can be viewed at Howard Bank’s website, www.howardbank.com, under Investor Relations — Corporate Overview — Governance Documents. The Compensation Committee is currently comprised of the members noted in the chart above. Each member of the Compensation Committee is independent, as determined under Nasdaq listing standards. During 2020, the Compensation Committee met eight times.
Under its charter, the Compensation Committee has the authority to appoint, select, obtain advice from, retain, terminate and approve the fees and other retention terms of advisors (including compensation consultants). In 2020, the Compensation Committee continued its retention of Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer provided the Compensation Committee with information, analyses and advice to aid in the determination of competitive executive and director compensation consistent with our compensation philosophy. Pearl Meyer did not provide any consulting services to Howard other than to the Compensation Committee in connection with executive and director compensation matters and does not maintain any other financial or other relationship with Howard. The Compensation Committee assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq rules and has concluded that the advice it has received from them is objective and not influenced by other relationships that could be viewed as a conflict of interest.
Role of the Board and Compensation Committee.   The Compensation Committee assists, advises and makes recommendations to the Board of Directors on executive officer and director compensation matters. Under the Compensation Committee’s Charter, the Committee has the authority to, among other things:
•
develop and implement an annual process for evaluating the performance of the Chief Executive Officer;

•
recommend to the Board for determination the compensation of the Chief Executive Officer;

•
in consultation with the Chief Executive Officer, develop and implement an annual process for evaluating the performance of the other executive officers;

•
in consultation with the Chief Executive Officer, determine the compensation of the other executive officers;

•
make recommendations to the Board of Directors concerning director compensation;

•
advise the Board and the Chief Executive Officer on other compensation and benefit matters; and

•
approve the material terms of any employment, severance or change in control agreement for any executive officer.

The Chairman of the Compensation Committee establishes the agenda for Compensation Committee meetings. The Chief Executive Officer and Chief Human Resource Officer also interface with the Compensation Committee in connection with the Compensation Committee’s executive compensation decision-making, which includes making recommendations concerning compensation programs and decisions. The Compensation Committee periodically meets with the Chief Executive Officer and the Chief Human Resource Officer to assess progress toward meeting objectives set by the Board for both annual and long-term compensation. The Compensation Committee also meets in executive session without management present when appropriate.

In considering appropriate levels of compensation for executives, the Compensation Committee takes into account our performance and each executive’s individual performance, as well as comparative data from our peer companies. The Compensation Committee reviews all of the components of compensation in making determinations on the mix, amount and form of executive compensation. While the Compensation Committee does not use any fixed quantitative formula or multiple for comparing or establishing compensation for executive management, it is mindful of internal pay equity considerations and assesses the relationship of the compensation of each executive to other members of executive management.
Role of Management.   Our Compensation Committee, with input from our Chief Executive Officer and President, reviews and evaluates performance goals for our performance-based incentive plans. While our Chief Executive Officer and President provide input into our strategic goals for future performance periods, the Compensation Committee independently reviews and recommends performance metrics and goals and evaluates and determines whether such selected performance goals have been achieved. We believe this process ensures that metrics and goals will be appropriately balanced between short- and long-term incentives and will be motivating and challenging but also attainable. In addition, as noted above, our Compensation Committee consults with our Chief Executive Officer in determining the compensation of our other executive officers (other than the Chief Executive Officer).
Role of the Compensation Consultant.   In 2020, the Compensation Committee engaged Pearl Meyer to provide services including the following:
•
providing recommendations regarding the composition of our peer group for 2020;

•
conducting an executive compensation review of our executive management team; and

•
providing recommendations regarding certain changes to executive compensation.

Role of Peer Group.   When determining the amount and form of compensation for executives for 2020, the Compensation Committee considered comparative executive compensation information provided by Pearl Meyer that was derived from peer group data. The Compensation Committee used the peer group data to assist with assessing the competitiveness of our compensation and to help evaluate our pay-for-performance alignment. Recognizing that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves, and the time lag in the availability of peer compensation information, the comparative data is used only as a guide, and the Compensation Committee does not fix any executive officer’s compensation (or individual compensation elements) to a particular compensation level within this comparative data. In exercising its judgment to set pay levels, the Compensation Committee looks beyond the comparative data and also considers individual job responsibilities, individual performance, experience, compensation history, and our performance against specified goals.
The peer group is updated bi-annually by the Compensation Committee, based on a process that includes recommendations from internal sources, including the Chief Human Resource Officer and Chief Executive Officer, and external sources such as the Compensation Committee’s independent compensation consultant, to reflect the companies against which we compete for executive talent or for stockholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on a combination of factors that include asset size and location in the Mid-Atlantic region. All 21 of the companies in our peer group are publicly-traded banking companies.
As of the compensation consultant review performed in 2020, the 21 peer companies listed in the report presented to the Compensation Committee ranged from approximately $1.4 billion to $4 billion and had median assets of $2.2 billion.

For 2020, our peer group consisted of the following companies:
Company Name	Ticker	Company Name	Ticker	Company Name	Ticker
American National Bankshares	AMNB	Atlantic Capital Bancshares	ACBI	ACBN Corporation	ACNB
Arrow Financial Corp	AROW	BCB Bancorp	BCBP	Capital Bancorp	CBNK
Capstar Financial Holdings	CSTR	Chemung Financial Corp	CHMG	Codorus Valley Bancorp	CVLY
Community Financial Corp	TCFC	First Bank	FRBA	First of Long Island Corp	FLIC
FVC Bankcorp	FVCB	Metropolitan Bank Holding Corp	MCB	Mid Penn Bancorp	MPB
Orrstown Financial Services	ORRF	Peoples Financial Services	PFIS	Republic First Bancorp	FRBK
SB One Bancorp	SBBX	Shore Bancshares	SHBI	Southern National Bancorp of Virginia	SONA
The compensation committee compared our compensation and benefits practices with those of the banks included in the survey data and took the results into account when establishing compensation guidelines and recommendations for executives in establishing compensation for executives. Changes in base salary and the amount of incentive-based cash compensation earned are further based both on the individual executive officer’s performance and on the performance of the entire Company against goals identified and approved by the Compensation Committee at the beginning of each year. The size, form and performance criteria, if any, of long-term incentive awards are determined by the Compensation Committee based on a number of factors, including its evaluation of our performance, market practice, base salary, cash incentives, length of service, responsibilities of the executive, ownership of our common stock and the quantity, amount, and vesting schedule of previous grants.
Governance and Nominating Committee
We have a Governance and Nominating Committee that is responsible for, among other things, identifying qualified individuals to become Board members, selecting and recommending the Board approve our director nominees for election at each annual meeting, developing and recommending to the Board our corporate governance guidelines including oversight of risks related to environmental, social and governance factors, developing and recommending for the Board a committee structure and recommending membership on each committee, overseeing the evaluation of our Board and overseeing succession planning for our Chief Executive Officer.
The Board has adopted a written charter for the Governance and Nominating Committee, a copy of which can be viewed at Howard Bank’s website, www.howardbank.com, under Investor Relations — Corporate Overview — Governance Documents. The Governance and Nominating Committee is currently comprised of the members noted in the chart above. Each member of the Governance and Nominating Committee is independent, as determined under Nasdaq listing standards. During 2020, the Governance and Nominating Committee met five times.
Compensation-Related Governance Policies
Compensation Clawback Policy   The Compensation Committee and the Board approved a Compensation Clawback Policy in March 2019 in general alignment with proposed SEC clawback rules under the Dodd Frank Act. Pursuant to the policy, certain executive officers, including any executive selected by the Compensation Committee to participate in the executive compensation plan or equity incentive plan, are subject to a clawback provision under which the Compensation Committee may require the executive to repay any excess incentive-based compensation paid under an incentive compensation plan if the Board, a committee thereof, or a duly authorized officer of the Company determines that an accounting restatement is required to correct material non-compliance with any financial reporting requirements under applicable securities laws. Such executive officers are subject to clawback provisions during the three completed fiscal years preceding the date of such determination. The Compensation Clawback Policy applies to grants and awards of incentive-based compensation made on or after the date the policy was adopted.
Hedging and Pledging Policy.   We have adopted a hedging policy that aligns the interest of our executive officers, directors and certain additional employees (collectively, “covered persons”) with those of our stockholders. The policy prohibits covered persons from purchasing any financial instrument or engaging in any transaction that hedges or offsets, or is designed to hedge or offset, decreases in the market value of our securities. A hedging transaction includes, but is not limited to, transactions or arrangements involving exchange funds, prepaid variable forward contracts, equity swaps, puts, calls, collars, forwards and other derivative instruments. The policy also prohibits short sale transactions involving the sale of our securities that the seller does not own, as well as “sales against the box.” The policy also prohibits pledges by executive officers of our securities, which includes holding our securities in a margin account as collateral for a margin call or loan or otherwise pledging our securities as collateral for a loan. However, the policy does not apply to activities in effect before the policy was initially adopted in March 2019.
Nominations of Directors
The Governance and Nominating Committee identifies nominees for the Board by first evaluating the current Board members willing to continue serving as directors. Current Board members with skills and experience that are relevant to our business and who are willing to continue their service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new skills, backgrounds and perspective, in light of our developing needs. If a vacancy exists, the Governance and Nominating Committee solicits suggestions for director candidates from a number of sources, which can include other Board members, management, and individuals personally known to members of the Board.
Pursuant to our guidelines for selecting potential new board members, in selecting and evaluating persons to recommend to the Board as nominees for director, the Governance and Nominating Committee strives to select persons who have high integrity and relevant experience and who bring a diverse set of appropriate skills and backgrounds to the Board. In this regard, the Governance and Nominating Committee gives consideration to matching the geographic base of candidates with our geographic markets, and to diversity on the Board that reflects the community that we serve. The Governance and Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under Nasdaq’s listing standards. These factors are subject to change from time to time.
The Governance and Nominating Committee also evaluates candidates for nomination to the Board who are recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board may do so by submitting a written recommendation to the Company’s Corporate Secretary at its executive offices. Submissions must include, among other things: (a) as to each person whom the stockholder proposes to nominate for election as a director and as to the stockholder giving the notice, (i) the name, age, business address and residence address of the person (and as the address appears on our books, if different), (ii) the principal occupation or employment of the person, (iii) the class and number of our shares of stock which are beneficially owned by the person on the date of such stockholder notice, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the proxy rules under the Exchange Act, or any successor rule thereto; (b) as to any person known by the stockholder giving the notice to be supporting any such nominee, (i) the name and address, as they appear on our books, of such persons and (ii) the class and number of shares of our stock which are beneficially owned by such persons; (c) a representation that the stockholder giving the notice intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder giving the notice and each nominee and any arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and (e) the consent of each nominee to serve as a director if so elected. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

The Governance and Nominating Committee will consider recommendations received by a date not later than 90 days nor earlier than 120 days prior to the anniversary date of the mailing of our proxy materials in connection with the prior year’s annual meeting of stockholders for nomination at the next annual meeting. For more information see the Section entitled “Stockholder Proposals and Nominations for the Howard 2022 Annual Meeting Of Stockholders.”
There is no difference in the manner in which the Governance and Nominating Committee evaluates candidates for membership on the Board based on whether such candidate is recommended by a stockholder, the Governance and Nominating Committee, a director or by any other source. No submission for Board nominees by a stockholder was received by us with respect to the Meeting.
Board Diversity
Our Governance and Nominating Committee is focused on Board diversity. Our board of directors is currently comprised of 15 directors, of whom twelve are independent, three are female and two are African American.
Director Attendance at Annual Meetings
It is our policy that all members of the Board of Directors are expected to attend the annual meeting of stockholders in the absence of an unavoidable conflict. All of our then-serving directors attended our 2020 Annual Meeting of Stockholders.
Stock Ownership and Holding Guidelines
Our Board of Directors believes that our chief executive officer (“CEO”) and non-employee directors should have a meaningful ownership stake in the Company, as this helps underscore the importance of aligning their interests with the long-term interests of our stockholders. Accordingly, we have adopted stock ownership and holding guidelines with compliance with these guidelines monitored by our Governance and Nominating Committee.
Directors.   Our stock ownership guidelines require each non-employee director to own a minimum investment in our common stock of five times the annual cash retainer for non-employee directors, fixed at the time of the director’s initial election to the Board. The minimum investment may be acquired over a five-year period and includes unvested shares of time-based restricted stock/units. Directors that are employees or representatives of investment firms or significant stockholders and are prohibited by internal employment policies from personal stock ownership are excluded from these guidelines. One of our directors, Mr. High, is an employee of a significant stockholder and is prohibited by such stockholder’s employment policies from personally owning more than a de minimis amount of our commons stock. All of our non-employee directors subject to these ownership requirements are currently in compliance with these guidelines.
Chief Executive Officer.   Our stock ownership guidelines require our CEO to commit to a minimum investment in our common stock of three times the CEO’s base salary, fixed at the time of the CEO’s initial employment with Company. The minimum investment may be acquired over up to a five-year period and includes unvested shares of time-based restricted stock/units. Our CEO is currently in compliance with these guidelines.
Stock Holding Requirements.   It is our policy to require our named executive officers, as defined in Item 402 of Regulation S-K, who acquire shares of common stock under our equity-based incentive plans to hold 50% of all net after-tax acquired shares for a period of 12-months (or until retirement, if earlier). These stock holding guidelines will apply prospectively to new equity grants made by the Company after March 24, 2021.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes of ownership with the SEC and furnish copies of those reports to the Company.

Based solely on the review of copies of such reports and amendments thereto and other information furnished to us, we believe that, during fiscal year 2020, all directors, executive officers and persons who beneficially own more than 10% of our common stock complied in a timely manner with all such filing requirements except as follows: one Form 4 was filed late by each of Mr. Jones, Mr. Kunisch, Mr. McKone, Mr. Poynot, Mr. Schwabe, Ms. Scully and Mr. Turner with respect to one transaction related to an award of restricted stock units; two Form 4s were filed late by Mr. Carpenter with respect to two transactions related to awards of restricted stock units; and Ms. Singh filed a late Form 3.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Guiding Philosophy
Our executive compensation philosophy embraces the following core principles and objectives:
•
Attract and retain top talent who demonstrate success and professional growth and who model our values of excellence, leadership, discipline, teamwork and community spirit.

•
Reward desired performance and behavior to drive and enhance our performance and related achievement of our short-term and long-term goals consistent with the strategic plan approved by the Board of Directors.

•
Maintain compensation that is competitive within our market for similar positions, so we can access, attract and retain highly qualified executives.

•
Emphasize performance-based compensation using a mix of both short-term and long-term incentive compensation that rewards the achievement of specified corporate performance metrics, aligning individual rewards with our performance and enhancing stockholder value.

•
Use equity-based compensation to align the financial interests and objectives of our executives with those of our stockholders.

•
Employ features in our compensation plans to mitigate against excessive risk taking and to mitigate against the manipulation of earnings to enhance the compensation of any employee.

Key Elements of Compensation
The following table summarizes key elements of our executive compensation program and the primary objectives each element supports.
Key Elements of Compensation	Objectives
Base salary	• Attract and retain highly qualified executives
• Reward prior performance, industry and job specific knowledge, experience and leadership ability
Annual cash incentives	• Designed to reward the achievement of annual corporate financial metrics and individual goals, rewards executives for stockholder value creation and align executive and stockholder interests
Stock-based incentive compensation	• Reward achievement of long-term objectives and create direct link between performance and stockholder value
Changes in base salary and the amount of incentive-based cash compensation earned are based both on the individual executive officer’s performance and on the performance of the entire Company against goals identified and approved at the beginning of each year. The Company also considers the total compensation and the mix of compensation paid by financial services companies with characteristics similar to those of the Company to officers with comparable responsibilities and experience. The size, form and performance criteria, if any, of long-term incentive awards are determined by the Compensation Committee based on a number of factors, including its evaluation of our performance, market practice, base salary, cash incentives, length of service, responsibilities of the executive, ownership of our common stock and the quantity, amount, and vesting schedule of previous grants.
In allocating compensation among salary, annual cash incentives and stock-based incentive compensation, the Compensation Committee believes that the compensation of our named executive officers, who have the greatest ability to influence our performance, should be significantly performance-based. The Compensation Committee also makes allocations between short-term and long-term compensation for named executive officers.

2020 Say on Pay Vote
At our 2020 annual meeting of stockholders, approximately 95.6% of the votes cast on our say on pay proposal were in favor of approving the resolution. The Compensation Committee, with the advice of its compensation consultant, always looks to continuously improve our executive compensation arrangements and programs to meet evolving business conditions, address retention concerns and ensure consistent alignment with stockholder interests. The Compensation Committee believes that these voting results reflect strong confidence in our Board of Directors to exercise good judgement in structuring thoughtful executive compensation programs that benefit our stockholders.
Named Executive Officers for 2020
Our named executive officers (“NEOs”) are the individuals who served as our principal executive officer, our two other most highly compensated executive officers who were serving as executive officers at the end of 2020, and up to two officers who would have been among those two other most highly compensated executive officers had he been serving as an executive officer at the end of 2020. Our named executive officers as of December 31, 2020 are noted in the following table, along with their positions:
Name	Title
Mary Ann Scully	Chief Executive Officer and Chairman of the Board
Robert D. Kunisch, Jr.	President and Chief Operating Officer
Charles E. Schwabe	Executive Vice President and Secretary
George Coffman	Former Executive Vice President, Chief Financial Officer and Treasurer
Under applicable SEC rules, although Mr. Coffman employment with us ended on March 31, 2020, he is included as a named executive officer because he would have been one of our most highly compensated executive officers for 2020 had he been serving as an executive officer on December 31, 2020.
Summary Compensation Table
The following table sets forth a comprehensive overview of the compensation for the NEOs for the years ended December 31, 2020 and 2019.
Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mary Ann Scully	2020	$530,000	—	$66,254(1)	$84,800	$—	$16,623(3)	$697,677
Chairman and Chief Executive Officer of Howard and the Bank	2019	$530,000	—	—	$156,774	$—	$18,330	$705,104
Robert D. Kunisch	2020	$390,000	—	$39,008(1)	$46,800	—	$29,370(3)	$505,178
President and Chief Operating Officer of Howard and the Bank	2019	$390,000	—	—	$86,522	—	$29,090	$505,612
Charles E. Schwabe	2020	$275,000	—	$20,626(1)	$27,500	—	$24,141(3)	$347,267
Executive Vice President of Howard and the Bank	2019	$275,000	—	—	$46,544	—	$23,453	$344,997
George C. Coffman(4)	2020	$123,461	—	—	—	—	$254,669(3)	$378,130
Former Executive Vice President, Treasurer and Chief Financial Officer of Howard and the Bank	2019	$300,000	—	—	$55,305	—	$21,050	$376,355

(1)
We granted performance-based restricted stock units (“PRSUs”) and time-based restricted stock units(“TRSUs”) in 2020. The amounts shown represent the aggregate grant date fair value for our equity awards in accordance with Financial Accounting Standards Board Accounting Standards Codification, ASC Topic 718 Compensation-Stock Compensation (ASC 718). For a discussion of our valuation assumptions, see Note 17 to our 2020 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. Because we did not recognize any compensation expense related to the PRSUs, the table does not include any value for these awards. However, if the performance conditions with respect to the PRSUs are achieved, then the value of the PRSUs, determined as of the grant date would be as follows: $66,254 for Ms. Scully; $39,008 for Mr. Kunisch; and $20,626 for Mr. Schwabe.
(2)
Represents amounts paid pursuant to our annual cash incentive plan, based on achievement of corporate financial and individual performance objectives for the year indicated. For a further description of how the Compensation Committee determined incentive payments awarded in 2020, see the discussion entitled “Annual Cash Incentive Payments” below.

(3)
Amounts shown in the “All Other Compensation” column for 2020 consist of the following:

(a)
Ms. Scully: $7,277 in life insurance benefits and a car allowance of $9,346.

(b)
Mr. Kunisch: $11,400 in 401(k) matching contribution, $1,365 in life insurance benefits, $7,259 in membership dues and a car allowance of $9,346.

(c)
Mr. Schwabe: $10,515 in 401(k) matching contribution, $4,280 in life insurance benefits and a car allowance of $9,346.

(d)
Mr. Coffman: $245,419 in connection with his Separation Agreement and General Release dated March 28, 2020, $6,827 in 401(k) matching contribution a car allowance of $2,423.

(4)
Mr. Coffman’s employment with the Company was terminated on March 30, 2020 in accordance with the terms of his Separation Agreement and General Release dated March 28, 2020.

Narrative to Summary Compensation Table
Employment Agreements with Current Named Executive Officers
We currently have employment agreements with Ms. Scully and Messrs. Kunisch and Schwabe, as described below. Each of our employment agreements with Ms. Scully and Messrs. Kunisch and Schwabe also include certain severance payments upon termination of employment or a change in control. For a more detailed description of the severance and change in control benefits applicable to our NEOs, other than Mr. Coffman, see the discussion below under “Potential Payments Upon Termination or Change in Control.”
Chief Executive Officer — Mary Ann Scully
We are parties to an amended and restated employment agreement with Mary Ann Scully on March 20, 2019 pursuant to which Ms. Scully serves as the Chief Executive Officer of Howard and Howard Bank.
The amended and restated employment agreement provides for an initial term expiring on March 30, 2022, which will be renewed for successive one-year terms commencing on March 31, 2021, unless we provide her with written notice of non-renewal at least 60 days before such renewal. Ms. Scully’s agreement provides for an initial annual salary at $530,000, subject to annual increases as may be determined by the Board of Directors. Ms. Scully is also entitled to incentive compensation as determined each year by the Board, and to participate in any other bonus, incentive and other executive compensation programs as are made available to our executive management. The agreement also provides that Ms. Scully will not be compensated for her services as a director.
President and Chief Operating Officer — Robert D. Kunisch, Jr.
On August 14, 2017, Howard Bank entered into an employment agreement with Mr. Kunisch, which became effective on the consummation of our merger with First Mariner Bank. Under the employment agreement, Mr. Kunisch serves as the President of Howard and Howard Bank. On April 22, 2020, Mr. Kunisch was appointed as the Chief Operating Officer of Howard and Howard Bank.
The employment agreement provides for an initial term expiring on March 31, 2021, which will be renewed for successive one-year terms commencing on March 31, 2021, unless we provide him with written notice of non-renewal at least 60 days before such renewal. Mr. Kunisch’s agreement provides for an initial annual salary of $373,375, subject to annual increases as may be determined by the Board of Directors. His current annual base salary is $390,000. Mr. Kunisch is also entitled to participate in any bonus, incentive and other executive compensation programs as are made available to the Bank’s executive management.
Executive Vice President, Chief Strategic Risk Officer — Charles E. Schwabe
We entered into an amended and restated employment agreement with Charles E. Schwabe on March 20, 2019 pursuant to which Mr. Schwabe serves as an Executive Vice President of Howard and as Chief Strategic Risk Officer and an Executive Vice President of Howard Bank.

The amended and restated employment agreement provides for an initial term expiring on March 30, 2022, which will be renewed for successive one-year terms commencing on March 31, 2021, unless we provide him with written notice of non-renewal at least 60 days before such renewal. Mr. Schwabe’s agreement provides for an initial annual salary at $275,000, subject to annual increases as may be determined by the Board of Directors. Mr. Schwabe is also entitled to incentive compensation as determined each year by the Board, and to participate in any other bonus, incentive and other executive compensation programs as are made available to our executive management.
Employment Agreement and Separation and General Release Agreement — George C. Coffman
Employment Agreement
We entered into an amended and restated employment agreement with George C. Coffman on March 20, 2019, pursuant to which Mr. Coffman served as an Executive Vice President and as Chief Financial Officer of Howard and Howard Bank. Mr. Coffman’s agreement provided for an initial annual salary at $300,000, subject to annual increases as may be determined by the Board of Directors. Mr. Coffman was also entitled to incentive compensation as determined each year by the Board, and to participate in any other bonus, incentive and other executive compensation programs as are made available to our executive management.
Mr. Coffman’s service as an Executive Vice President and as Chief Financial Officer of Howard and Howard Bank terminated effective February 6, 2020 and his employment was terminated on March 31, 2020.
Separation and General Release Agreement
On March 28, 2020, Howard and Howard Bank, entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Coffman. Pursuant to the terms of the Separation Agreement, Mr. Coffman’s employment with Howard Bank was terminated, effective March 31, 2020. Consistent with the terms of his amended and restated employment agreement dated March 20, 2019, under the Separation Agreement, Mr. Coffman is entitled to receive salary continuation payments totaling $650,360.35 (with $171,793.30 paid on our first payroll date after September 30, 2020, and the remaining payments to be made in equal installments beginning on our second payroll date after September 30, 2020 through and including the 40th regular payroll date thereafter) and all of Mr. Coffman’s issued stock awards, including restricted stock units of Howard, vested immediately on his March 31, 2020 termination date. The Separation Agreement also contains a release by Mr. Coffman of any claims against Howard and Howard Bank and certain other related parties arising from or relating to his employment and customary confidentiality and non-disparagement covenants.
We have included amounts he has already been paid or accrued under his Separation Agreement in the “Summary Compensation Table.”
Base Salary
The Compensation Committee believes that base salaries for our executive officers should be targeted at market competitive levels using data from our peer group to allow us to attract and retain highly qualified executives. In 2019, we amended and restated employment agreements with Ms. Scully, Mr. Coffman and Mr. Schwabe. Each of these employment agreements set the executive’s base salary, subject to annual review by the Compensation Committee. When determining the base salaries under each executive’s employment agreement, the Compensation Committee considered a variety of factors for each executive, including:
•
individual performance, skills and achievement;

•
level of experience and corresponding current compensation, if applicable;

•
competitive practices of companies in our peer group; and

•
the ability of each executive to contribute to our performance.

After considering all of these factors, the Compensation Committee determined that the employment agreements with each of Ms. Scully, Mr. Kunisch and Mr. Schwabe provided an annual base salary at a level that the Compensation Committee considered reasonable, appropriate and in our best interests, and each NEOs base salary remained unchanged in 2020, compared to 2019.

Annual Cash Incentive Payments
Annual cash incentive compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives. We use this component to focus management on our most important near-term priorities — financial, operating and our ongoing sustainability — that support our overall strategy and build stockholder value.
Under the Howard Bank Executive Incentive Plan, at the beginning of each year, the Compensation Committee establishes target and maximum cash incentive opportunities for each NEO, determined as a percentage of each NEO’s base salary. The following table shows the target and maximum bonus payout levels established for each NEO for 2020. In setting annual cash incentive opportunities, the Compensation Committee reviewed relevant peer company data to ensure that the proposed target payout levels provided an appropriate opportunity to earn incentives that are competitive with our peer group. After the Compensation Committee approved the payout opportunities for each NEO, the Compensation Committee recommended the payment to Ms. Scully to the Board for approval.
Name	Salary ($)	Target (% of salary)	Target Incentive Payment ($)	Maximum (% of salary)	Maximum Incentive Payment ($)
Mary Ann Scully	$530,000	40%	$212,000	60%	$318,000
Robert D. Kunisch, Jr.	$390,000	30%	$117,000	45%	$175,500
Charles E. Schwabe	$275,000	25%	$68,750	37.5%	$103,125
George C. Coffman(1)	$300,000	30%	$90,000	45%	$135,000

(1)
Mr. Coffman did not receive an annual cash incentive payment in 2020 because his employment was terminated before year-end 2020.

For 2020, payments under the annual cash incentive plan required the achievement of key corporate financial performance goals and individual performance goals. The specific performance goals were keyed to important financial and business objectives intended to enhance stockholder value. The Compensation Committee set target and threshold performance levels and weights for each goal. If performance is below the threshold level for any particular performance objective, no payment will be earned; however, payment will be earned for other performance objectives that are achieved at least at a threshold level of performance. Under the incentive plan, the Compensation Committee determines the extent to which the performance metrics have been attained, and the actual payouts, and retains the discretion to make adjustments to any evaluation of performance under the performance metrics to eliminate the effect of extraordinary, non-recurring or unusual items, transactions or events.
In 2020, the Compensation Committee further determined that our NEOs would not earn any portion of the target annual incentive payment if we did not achieve a minimum of 70% of our budgeted after-tax net income for 2020, regardless of whether other performance metrics were met. This threshold performance measure was achieved for 2020.
The following table reflects amounts earned and actually paid under our annual incentive plan to our NEOs for the year ended December 31, 2020:
Performance Goals	Weights	Thresholds(5)	2020 Target	2020 Actual Results	Percentage of Target Level Achieved
Core Earnings Per Share(1)	30%	$1.02	$1.20	$0.88	73.3%
Core Return on Assets(2)	10%	.74%	0.88%	0.66%	75.0%
Net Loan Growth(3)	25%	.75%	9.00%	-2.7%	-30%
Net Deposit Growth(4)	10%	10.57%	14.1%	36.6%	260%

(1)
Defined as core net income available to common stockholders excluding the impact of mergers, capital offerings, or other strategic initiatives divided by average common shares outstanding, exclusive of dilution due to equity-based awards.
(2)
Defined as core net income available to common stockholders excluding the impact of mergers, capital offerings, or other strategic initiatives divided by average total assets.

(3)
Before allowance for loan losses; loan growth excludes Small Business Administration Paycheck Protection Program Loans.

(4)
Includes noninterest bearing and interest-bearing balances (other than money market or CDs).

(5)
Performance metrics must equal or exceed the Threshold for incentive payments on each individual performance metric or no compensation shall be awarded for the related metric.

The individual performance goals comprised 25% of each NEOs potential cash incentive award, which the Compensation Committee determined was earned as follows for each NEO: Ms. Scully — 100%, Mr. Kunisch — 100%, and Mr. Schwabe — 100%.
The 2020 annual cash incentive payments are presented in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
Long-Term Incentive Awards
The Compensation Committee believes stock-based incentive compensation is an important tool to further align the interests of our executive officers with the long-term interests of our stockholders and uses awards under our stockholder approved equity incentive plans for that purpose. In setting the amount of annual equity-based awards, the Compensation Committee takes into account levels of long-term equity-based compensation and pay mix data of its peer group, based on input from its independent compensation consultant. In establishing award levels, the Compensation Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested.
In 2020, we awarded long-term equity grants to our named executive officers, other than Mr. Coffman, consisting of time-based restricted stock units, or TRSUs, representing 50% of the total grant date fair market value of the award and performance-based restricted stock units, or PRSUs, representing the remaining 50% of the total grant date fair market value of the award. The awards were made under the Howard Bancorp, Inc. 2013 Equity Incentive Plan (the “Equity Plan”).
The TRSUs will vest in three equal annual installments on each anniversary of the grant date, subject to the executive’s continued service through each vesting date.
The PRSUs are subject to vesting based on the attainment of pre-established corporate performance measures over a three-year performance period. The corporate performance metric for the PRSUs is return on average assets. The PRSUs will vest based on our achievement of the performance goal with respect to this metric over the performance period, subject to the executive’s continued service through the end of the performance period.
The grant date fair values of the TRSUs and the PRSUs are disclosed in the Summary Compensation Table included in this proxy statement. Each award agreement provides for double trigger vesting of unvested awards following a change in control and for acceleration upon termination in certain circumstances, as described below under “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards
The following table discloses information regarding unvested stock awards outstanding at December 31, 2020 for each of the NEOs. At December 31, 2020, none of our NEOs had any stock options.
	Number of Shares of Stock that have Not Vested	Market Value of Shares of Stock that have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares that have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares that have Not Vested(2)
Mary Ann Scully	7,086(1)	$83,686	7,086(3)	$83,686
Robert D. Kunisch, Jr.	4,172(1)	$49,271	4,172(3)	$49,271
Charles E. Schwabe	2,206(1)	$26,053	2,206(3)	$26,053
George C. Coffman	—	—	—	—

(1)
Represents TRSUs that vest in equal installments on the first, second and third anniversary of the May 15, 2020 grant date.

(2)
Computed by multiplying the number of shares reported in the preceding column by the closing price of our common stock as reported on Nasdaq at December 31, 2020 of $11.81 per share.

(3)
Represents PRSUs that are subject to the achievement of pre-established performance targets and the officer’s continued service through the end of the three-year performance period. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited. The number of unearned PRSUs reported assumes the units are earned and vested at target.

Additional Narrative Disclosure
Retirement Benefits
We maintain a Supplemental Executive Retirement Plan (the “SERP”). Eligibility to participate in the SERP is limited to highly compensated employees as determined by the Board. Currently, the only executive that the Board has authorized to participate in the SERP is Ms. Scully, the Chief Executive Officer. The SERP is unfunded and designed to be a nonqualified deferred compensation retirement plan in compliance with Section 409A of the Internal Revenue Code.
The SERP is a defined benefit style program in which the participant is promised a benefit according to a set formula; such benefit is paid to the participant (or his or her beneficiary) in equal quarterly installments over a period of 15 years following the later of (a) the participant’s severance from employment with the Bank after attainment of the Normal Retirement Age (as defined in the SERP) or (b) the attainment of Normal Retirement Age. Under the SERP, as supplemented and increased in 2016, Ms. Scully will receive $150,000 each year for 15 years. Ms. Scully became fully vested in her SERP benefits on August 25, 2019.
Perquisites
Perquisites provided to each NEO are reviewed annually within the context of the executive compensation program, market practices and the nature of each NEO’s responsibilities. Generally, we limit the types of perquisites offered to NEOs as shown in the All Other Compensation column of the Summary Compensation Table.
The Compensation Committee believes the currently-offered perquisites are minimal in overall cost and competitively important to attract and retain talented executives. Consistent with most other financial institutions in its peer group, we provide NEOs with a 401(k) match and a car allowance and pay the premiums for life insurance policies for our NEOs.
Severance and Change in Control Arrangements
The Compensation Committee and Board believe that, in certain defined circumstances, additional severance benefits are appropriate for executive management because it may be difficult for senior executives to find comparable employment within a short period of time. Therefore, we provide change in control benefits to the NEOs, and certain NEOs also receive severance benefits in the event of certain involuntary terminations. The Compensation Committee believes that providing these change-in-control severance benefits to the CEO and other NEOs should offset any reluctance to pursue potential change in control transactions that may be in the best interests of stockholders.
Each of the employment agreements with Ms. Scully and Messrs. Coffman and Schwabe provide modified “single trigger” benefits to the executive following a change in control, meaning that the change in control payment is made if the executive chooses to terminate his or her employment within a specified time period following the change in control. This modified “single trigger” change in control provision was negotiated with each of the founding executive officers when he or she joined us as an executive officer. The Compensation Committee believes these change in control provisions are appropriate for Ms. Scully and Mr. Schwabe (Mr. Coffman no longer has this benefit because he is no longer an executive officer) because they allow these founding executive officers to continue to pursue strategies that build long-term stockholder value — whether through our continued independent operations or through the sale of Howard. However, the Compensation Committee currently intends to avoid modified “single-trigger” and “single-trigger” change in control provisions in future employment agreements or change in control agreements with other executive officers.
Mr. Kunisch has an employment agreement with Howard Bank that provides “double-trigger” benefits on a change in control, meaning that severance benefits are paid only in the event of his termination without cause by the Bank or for good reason by him following a change in control.
In addition, NEOs are entitled to receive their vested benefits under the 401(k) plan and SERP, if applicable, upon a termination of employment. Our equity award agreements also include provisions that accelerate unvested RSUs upon a change in control.
For additional information on our agreements with our NEOs that provide severance and change in control benefits, please see “Potential Payments upon Termination or Change in Control” below.
Potential Payments Upon Termination or Change in Control
Below is a summary of our employment agreements and change in control agreements, as applicable, with our NEOs. The terms Cause, Good Reason, and Change in Control are defined in each NEOs applicable employment agreement or change in control agreement.
Employment Agreements of Ms. Scully and Mr. Schwabe (and former Employment Agreement with Mr. Coffman)
The following is a description of the severance provisions contained in our employment agreements with each of Ms. Scully and Mr. Schwabe, and our former Employment Agreement with Mr. Coffman. As discussed above under “Narrative to Summary Compensation Table — Employment Agreement and Separation and General Release Agreement — George C. Coffman,” Mr. Coffman’s employment ended on March 31, 2020, and he received severance benefits consistent with the terms of his employment agreement for termination without Cause.
Severance Benefits on Termination Without a Change in Control.   Under each executive’s employment agreement, if (a) the executive is terminated by us without Cause, (b) the executive is terminated due to Permanent Disability, or (c) the executive terminates his or her employment for Good Reason, and, in each event, a Change in Control has not occurred, the executive will be entitled to receive an amount equal to the executive’s current base salary plus all benefits then received by the Executive for a period equal to the greater of (i) the remaining term of the agreement, or (ii) 12 months, plus any incentive compensation already accrued for the year in which the executive is terminated. In addition, all of the executive’s stock awards and stock options will immediately vest upon the effective date of such termination. If the termination is due to Permanent Disability, then such amount payable will be reduced if, and to the extent that, the executive receives payments under any disability insurance or other program maintained by us.
The executive employment agreements do not provide for any severance payments on the executive’s death. However, under the employment agreements, upon the executive’s death, all stock awards and stock options shall immediately vest.

Severance Benefits on Termination Following a Change in Control.   Under each executive’s employment agreement, if, within 12 months following a Change in Control (a) the executive terminates his or her employment for any reason or (b) we terminate the executive’s employment without Cause, then, instead of the severance payments provided for above, the executive will be entitled to: (i) a lump sum payment equal to the sum of (x) 2.99 times the executive’s average annual compensation (consisting of base salary and bonus) during the most recent three years minus the aggregate present value of any other payments the executive receives that are treated as contingent upon the Change in Control (not including (ii), (iii) and (iv) of this sentence), and (y) a pro-rated bonus; (ii) immediate vesting of all stock awards; (iii) immediate exercisability of any unexercised stock options; and (iv) continued medical coverage for the remaining term of the agreement as available to our other employees.
If any severance payment or distribution made to the executive is determined to be subject to the limitations of Section 280G of the Internal Revenue Code of 1986, as amended (a “Parachute Payment”), the executive will be entitled to a full tax “gross-up” to cover any excise taxes on such amount, unless the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the taxable threshold by 10% or less, in which event the payments and benefits will instead be reduced so as to fall below the taxable threshold.
The employment agreements also contains confidentiality, non-compete and non-solicitation provisions that apply to each executive during the term of the agreement and, in the event of the executive’s termination for any reason, during the period of one year from and after the effective time of such termination.
Employment Agreement with Mr. Kunisch
The following is a description of the severance provisions contained in our employment agreement with Mr. Kunisch.
Severance Benefits on Termination Without a Change in Control.   Under Mr. Kunisch’s employment agreement, if (a) he is terminated by the Bank without Cause, (b) he is terminated due to Permanent Disability, or (c) he terminates his employment for Good Reason, and, in each event, a Change in Control has not occurred, he will be entitled to receive a monthly amount equal to 1/12th of the sum of (i) his average base salary during the current and two prior fiscal years (including his service with First Mariner Bank) and (ii) his average bonus paid by us or First Mariner Bank during the current and prior two fiscal years, for a period equal to the greater of the remaining term of his employment agreement or one year. If his termination is due to Permanent Disability, then such amount payable will be reduced if, and to the extent that, he receives payments under any disability insurance or other program maintained by the Bank.
Severance Benefits on Termination Following a Change in Control.   Under Mr. Kunisch’s employment agreement, if, within 12 months following a Change in Control (a) he terminates his employment for Good Reason, or (b) the Bank terminate his employment without Cause, then, instead of the severance payments provided for above, the executive will be entitled to payments to be made in equal installments over a 12-month period equal to 2.99 times the sum of (i) his average base salary during the current and two prior fiscal years (including his service with First Mariner Bank) and (ii) his average bonus paid by us or First Mariner Bank during the current and prior two fiscal years. In addition, the Bank will continue his medical coverage for a period of 18 months following his termination at the same level available to our other employees.
If any severance payment or distribution made to Mr. Kunisch is determined to be a Parachute Payment and the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the taxable threshold, the payments and benefits will be reduced so as to fall below the taxable threshold.
The employment agreement also contains confidentiality, non-compete and non-solicitation provisions that apply to him during the term of the agreement and, in the event of his termination for any reason, during the period of one year from and after the effective time of such termination.
Equity Awards
In general, under our PRSU and TRSU award agreements, if a named executive officer is terminated for any reason, other than in connection with a change of control or his or her death or disability, all unvested restricted stock units will be forfeited.

Termination on Death or Disability.   Under the PRSU and TRSU award agreements, if a named executive officer dies or becomes disabled (as defined in our 2013 Equity Incentive Plan), the executive’s equity awards will immediately vest.
Termination on Change of Control.   Under the PRSU and TRSU award agreements, if a change of control occurs (as defined in our 2013 Equity Incentive Plan) all restricted stock units will vest and the underlying shares will be issued immediately before the closing of the change of control transaction.
Securities Authorized For Issuance Under Equity Compensation Plans
The following table sets forth certain information as of December 31, 2020, with respect to compensation plans under which equity securities of Howard are authorized for issuance:
Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights(a)	Weighted average exercise price of outstanding options, and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	206,136	$12.95	556,669
Equity compensation plans not approved by security holders	0		0
Total	206,136	$12.95	556,669

(1)
Column (a) consists of shares of our common stock issuable upon the exercise of 35,587 stock options and upon the vesting of 170,549 restricted stock units issued under our 2013 Equity Incentive Plan. Restricted stock units are settled for shares of our common stock on a one-for-one basis. Restricted stock units are reported in column (a) assuming achievement of all performance measures. Restricted stock units have no exercise price and, therefore, they have been excluded for purposes of computing the weighted-average exercise price in column (b). Column (c) consists of an aggregate of 359,544 shares reserved for future issuance under our 2013 Equity Incentive Plan, which was approved by our stockholders on May 29, 2013, and our 2004 Incentive Stock Option Plan, which was approved by security holders of Howard Bank, and 197,125 available for issuance under our 2017 Employee Stock Purchase Plan, which was approved by stockholders on May 23, 2018. As part of our holding company reorganization, effective December 15, 2005, all of the then stockholders of Howard Bank became stockholders of Howard Bancorp.

DIRECTOR COMPENSATION
We do not pay our “inside” employee-directors any additional compensation for their service as directors. For 2020, we provided the following annual compensation to our non-employee directors for their service as directors:
•
an annual cash retainer of $25,000;

•
an annual cash retainer of $2,500 for service on each committee that the director is a member (excluding the committee chair and audit committee);

•
an annual cash retainer of $3,500 for service on audit committee; and

•
an equity retainer equivalent to $25,000.

In addition, each non-employee director who holds any of the following Board leadership positions receives an additional cash retainer in the amount per annum indicated:
•
Lead Independent Director — $12,500;

•
Audit Committee Chair — $8,000; and

•
All Other Committee Chairs — $5,000.

We pay one-half of the cash retainers and one-half of the stock awards in January, and we pay the second half in July of each year. No separate fees are paid for attendance at Board or committee meetings.
Non-employee directors received no other compensation for their services in 2020.
Our director, Jack E. Steil, also serves as an employee of Howard Bank in the role of Senior Business Development Advisor. In that capacity, he receives $275,000 in annual base salary, a monthly car allowance and country club dues. He is also entitled to participate in our benefit programs.
The following table discloses all fees earned and all other forms of compensation paid to each of our non-employee directors and to Mr. Steil in 2020.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Richard G. Arnold	$32,500	$25,021	$—	$57,521
W. Gary Dorsch	33,500	25,021	—	58,521
James T. Dresher, Jr	28,750	25,021	—	53,771
Howard Feinglass	28,750	25,021	—	53,771
Michael B. High(2)	33,500	25,021	—	58,521
John J. Keenan	39,250	25,021	—	64,271
Paul I. Latta, Jr.	37,250	25,021	—	62,271
Kenneth C. Lundeen	35,000	25,021	—	60,021
Thomas P. O’Neill	38,500	25,021	—	63,521
Linda Singh	3,500	3,501		7,001
Robert W. Smith, Jr.	47,500	25,021	—	72,521
Donna Hill Staton	32,500	25,021	—	57,521
Jack E. Steil	—	—	302,158(3)	302,158

(1)
The amount shown represents the aggregate grant date fair value, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of the stock awards granted to each of our outside directors in 2020. The grant date fair value was determined by multiplying the total number of shares of common stock awarded by the closing price of our common stock on Nasdaq on the respective grant date. There were no unvested stock awards as of December 31, 2020 held by any director.
(2)
The director compensation for Mr. High is not paid to him directly, but is paid to Patriot Financial Partners.

(3)
Represents the following payments to Mr. Steil in his capacity Senior Business Development Advisor of the Bank — $275,000 in base salary; $9,346 in car allowance; $6,412 in country club dues; and $11,400 401(k) matching contributions. Mr. Steil did not receive any compensation for his service as a director.

SECURITIES OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of April 1, 2021 (except as otherwise noted), information with respect to the beneficial ownership of our common stock by each director, by each named executive officer, or NEO, and by all of our directors and executive officers as a group, as well as information regarding each other person that we believe owns in excess of 5% of our outstanding common stock. Unless otherwise noted below, we believe that each person named in the table has or will have the sole voting and sole investment power with respect to the securities reported as owned by such person.
	Position	Number of Shares Beneficially Owned(1)(9)	Total	Percent of Common Shares
Board of Directors:
Richard G. Arnold	Director	145,369	145,369	*
W. Gary Dorsch(2)	Director	265,578	265,578	1.41%
James T. Drescher, Jr.(3)	Director	378,638	378,638	2.02%
Howard Feinglass(4)	Director	1,908,013	1,908,013	10.16%
Michael B. High(5)	Director	41	41	*
Donna Hill Staton	Director	19,061	19,061	*
John J. Keenan	Director	13,935	13,935	*
Robert D, Kunisch, Jr.	Director and President	126,871	129,652	*
Paul I. Latta, Jr.	Director	105,136	105,136	*
Kenneth C. Lundeen(6)	Director	169,650	169,650	*
Thomas P. O’Neill	Director	29,987	29,987	*
Mary Ann Scully(7)	Director, Chairman of Board and Chief Executive Officer	148,612	153,336	*
Linda Singh	Director	1,313	1,313	*
Robert W. Smith, Jr.	Director	50,968	50,968	*
Jack E. Steil	Director	47,795	47,795	*
Named Executive Officers (not listed as Directors):
Charles E. Schwabe(8)	Executive Vice President	52,059	52,059	*
George C. Coffman	Former CFO	69,149	69,149	*
All directors & executive officers as a group (23 persons)		3,555,939	3,555,939	18.93%

*
Less than 1%

[footnotes begin on following page]

Name and Address	Number of Shares Beneficially Owned(1)	Total	Percent of Common Shares
5% Stockholders:
Entities Affiliated with Patriot Financial Partners GP, LP(10) 2929 Arch Street Philadelphia, PA 19104	2,167,263	2,167,263	11.54%
Entities Affiliated with Priam Capital Fund I, LP(11) 745 Fifth Ave, Suite 1702 New York, NY 10151	1,875,043	1,875,043	9.98%
Entities Affiliated with T. Rowe Price Associates, Inc.(12) 100 E. Pratt Street Baltimore, MD 21202	2,514,318	2,514,318	13.39%
Entities Affiliated with GCP Managing Partner III(13) 600 Lexington Ave., 31st Floor New York, NY 10022	1,277,505	1,277,505	6.80%

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days. We have based our calculation of the percentage of beneficial ownership on 18,782,399 shares of common stock outstanding as of April 1, 2021.

(2)
Includes 249,360 shares of common stock held by Keyser-First Mariner LLC, a wholly owned subsidiary of Keyser Capital, LLC, a private equity and real estate investment company where Mr. Dorsch serves as President and disclaims beneficial ownership of such shares of common stock, and 8,312 shares of common stock held by MidAtlantic IRA, LLC FBO William G, Dorsch Roth IRA of which he has beneficial ownership.

(3)
Includes 374,040 shares of common stock held by Skye Fund III, LLC a wholly owned subsidiary of Skye Asset Management, LLC where Mr. Dresher serves as Chief Executive Officer and may be deemed to have beneficial ownership of, and sole voting and dispositive power over, securities held directly by Skye Fund III, LLC.

(4)
Includes 1,875,043 shares for which Priam Capital Fund I, LP, Priam Capital Associates, LLC and Mr. Feinglass share voting power and 1,343,093 shares of our common stock for which Priam Capital Fund I, LP, Priam Capital Associates, LLC and Mr. Feinglass share dispositive power. Mr. Feinglass also has sole voting and dispositive power with respect to 32,970 shares of common stock held in his individual capacity. Mr. Feinglass is the founder of Priam Capital.

(5)
Mr. High is a partner of Patriot Financial Partners GP II, L.P. (“Patriot GP II”), which is the general partner of the Patriot Funds II (as defined in footnote (9) below), and of Patriot Financial Partners GP II, LLC (“Patriot II LLC”), which is the general partner of Patriot GP II. Mr. High is a partner/employee of Patriot Financial Manager LLC and has no voting or investment power over any shares held by the Patriot Funds II or their affiliates and disclaims any beneficial ownership of such shares.

(6)
Includes 25,600 shares held in an Individual Retirement Account in the name of Mr. Lundeen. Also includes 6,668 shares held by Mr. Lundeen’s spouse and 14,674 shares held in trust by Mr. Lundeen’s spouse as trustee for the benefit of members of her family, of which Mr. Lundeen disclaims beneficial ownership.

(7)
Includes 25,547 shares held in an Individual Retirement Account in the name of Ms. Scully.

(8)
Includes 6,849 shares held in an Individual Retirement Account in the name of Mr. Schwabe.

(9)
Includes time-based restricted stock units (“TRSUs”) vesting within 60 days as follows: 2,362 for Ms. Scully, 1,391 for Mr. Kunisch, 736 for Mr. Schwabe and 7,913 for all other executive officers.

(10)
Based solely on the Schedule 13D/A filed with the SEC on April 2, 2020 by Patriot Financial Partners II, L.P. and its affiliates reporting that Patriot Financial Partners II, L.P. (“Patriot Funds II”) has shared voting and dipositive power over 1,711,477 shares of our common stock and Patriot Financial Partners Parallel II, L.P. (together with Patriot Funds II, the “Funds”) has shared voting and dispositive power over 455,786 shares of our common stock. The Funds voting and dispositive power is shared with Patriot Financial Partners GP II (“Patriot GPP II”), which is the general partner of the Funds, and by Patriot Financial Partners GP II LLC (“Patriot LLC”), which is the general partner of Patriot GP II, and by W. Kirk Wycoff, Ira M. Lubert and James J. Lynch, who serve as the general partners of the Funds and Patriot GP II and as the members of Patriot LLC, and James F. Deutsch, who is a member of the Funds’ Investment Committee.

(11)
Based solely on the Schedule 13D/A filed with the SEC on January 7, 2021 by Priam Capital Fund I, LP reporting that Priam Capital Fund I, LP, Priam Capital Associates, LLC and Mr. Feinglass share voting power over 1,875,043 shares of our common stock and share dispositive power over 1,343,093 shares of our common stock. Mr. Feinglass is the founder of Priam Capital and serves on our Board of Directors.

(12)
Based solely on the Schedule 13G/A filed with the SEC on February 16, 2021 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. reporting that T. Rowe Price Associates, Inc. has sole voting power over 925,401 shares of our common stock and sole dispositive power over 2,514,318 shares of our common stock and that T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power over 1,323,385 shares of our common stock.

(13)
Based solely on the Schedule 13G filed with the SEC on February 6, 2019 by GCP Managing Partner III, L.P, GCP Managing Partner III GP, LLC, GCP Capital Partners Holdings, LLC, GCP Capital Partners Holdings Inc. and Robert Niehaus reporting that each had shared voting and dispositive power over 1,227,505 shares of our common stock and that each may be deemed to be the beneficial owners of the 712,274 shares held directly by Greenhill Capital Partners III, L.P, the 128,644 shares held directly by Greenhill Capital Partners (GHL) III, L.P, the 297,071 shares held directly by Greenhill Capital Partners (Employees) III, L.P and the 139,516 shares held directly by Greenhill Capital Partners (Cayman Islands) III, L.P.

OTHER MATTERS
The Board of Directors of the Company is not aware of any other matters to be presented for action by stockholders at the Meeting. If, however, any other matters not now known are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board of Directors has established procedures for stockholder communications with the Board of Directors. Stockholders may communicate with the Board by writing to the following:
Lead Independent Director
Howard Bancorp, Inc.
3301 Boston Street
Baltimore, MD 2122
All communications that relate to matters that are within the scope of responsibilities of the Board will be forwarded to the non-employee directors. Communications relating to matters within the responsibility of one of the committees of the Board will be forwarded to the Chair of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board’s responsibilities and will be forwarded to the appropriate Company officer. Solicitations, advertising materials and frivolous or inappropriate communications will not be forwarded.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We may engage in transactions in the ordinary course of business with some of our directors, executive officers, holders of five percent or more of any class of our securities and entities and individuals affiliated with those persons. Our Audit Committee reviews and approves all related person transactions between the Company and related parties in accordance with NASDAQ’s rules and regulations. For purposes of this review, related person transactions are those transactions required to be disclosed under applicable SEC regulations. In addition, Howard Bank has had in the past, and may have in the future, banking transactions, including loans to and loan guarantees on behalf of, our directors, executive officers, holders of five percent or more of any class of our securities and the business and professional organizations with which they are associated in the ordinary course of business. All such transactions will be made on terms that are no less favorable to us than those that could be obtained at the time from unaffiliated third parties and otherwise in accordance with applicable law. Further, any loans, loan commitments and loan guarantees are and will be made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to unrelated persons. In addition, a majority of our independent directors must approve all material affiliated transactions and loans that are in excess of $500,000, including any forgiveness of loans, with our directors, executive officers, holders of five percent or more of any class of our securities, and entities and individuals affiliated with such persons.
The aggregate amount of loans outstanding to our directors, executive officers and their affiliates at December 31, 2020 was approximately $15.2 million. Directors or officers with any personal interest in any loan application are excluded from considering any such loan application and all loans with directors, executive officers and their affiliates were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the bank and did not involve more than the normal risk of collectability or present other unfavorable features.
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE HOWARD 2022 ANNUAL MEETING OF STOCKHOLDERS
In order to be included in the proxy materials for our 2022 annual meeting of stockholders, stockholder proposals submitted to us in compliance with SEC Rule 14a-8 (which concerns stockholder proposals that are requested to be included in our proxy statement) must be received in written form at our executive offices on or before December 15, 2021. In order to curtail controversy as to compliance with this requirement, stockholders are urged to submit proposals to the Secretary of the Company by Certified Mail — Return Receipt Requested.

Pursuant to the proxy rules under the Exchange Act, we hereby notify our stockholders that the notice of any stockholder proposal or nomination to be submitted outside of the Rule 14a-8 process for consideration at the 2022 annual meeting of stockholders must be received by our Secretary between December 15, 2021 and January 14, 2022; provided, however, that if less than 100 days’ prior public disclosure of the date of the meeting is made by us, any such notice by a stockholder must be so received not later than the 10th day following the day on which such prior public disclosure of the date of the meeting is first made by us. A stockholder seeking to present a proposal at our annual meeting must provide our Corporate Secretary with all of the information required by Section 1.9 of our bylaws, including, among other matters, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting. The presiding officer at the meeting will have the authority, if the facts warrant, to determine that business was not properly brought before the meeting in accordance with the provisions of Section 1.9 of our bylaws, and if so determined, will so declare to the meeting and any such business not properly brought before the meeting will not be transacted.
Please refer to “Corporate Governance — Nomination of Directors” above for a description of our policy on stockholder director nominations.

HOWARD BANCORP

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote FOR all of the Class I and Class III Director nominees listed and FOR Proposals 2 and 3.

1. Election of Class I Directors to serve a three-year term expiring in 2024:

	For	Withhold
01 - Howard Feinglass	☐	☐
02 - John J. Keenan	☐	☐
03 - Robert D. Kunisch, Jr.	☐	☐
04 - Thomas P. O'Neill	☐	☐

Election of Class III Director to serve a two-year term expiring in 2023:

	For	Withhold
05 - Linda L. Singh	☐	☐

	For	Against	Abstain
2. A non-binding advisory proposal to approve the compensation of our named executive officers; and	☐	☐	☐
3. To ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2021.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. Executors. administrators. trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03F50F

The 2021 Annual Meeting of Stockholders of Howard Bancorp, Inc.
Will be held on Wednesday, May 26, 2021, at 11:30 a.m. Eastern Time, virtually via the internet at www.meetingcenter.io/296561436.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is HBMD2021.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report are available at www.edocumentview.com/hbmd

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — HOWARD BANCORP, INC.

Annual Meeting of Stockholders — May 26, 2021, 11:30 a.m. Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby makes, constitutes and appoints Richard G. Arnold, Paul I. Latta, Jr. and Donna Hill Staton or any of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Howard Bancorp, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held on May 26, 2021 and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all of the Class I and Class III Director nominees in Proposal 1 and FOR Proposals 2 and 3. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

Please note that the last vote received from a stockholder, whether by telephone, by Internet or by mail, will be the vote counted.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.